UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2022

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2022 and 2021
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2022 and 2021
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2022 and 2021, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2022, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 21, 2023

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2022 and 2021

	2022	2021
Assets:
Investments, at fair value	$41,373,127	$50,100,182
Investments in fully benefit-responsive investment contracts, at contract value	2,029,708	1,622,570
Total investments	$43,402,835	$51,722,752
Receivables:
Employer contributions	899,905	1,169,311
Interest and dividends	16,451	15,142
Receivable for securities sold	8,926	2,679
Participant contributions	93	—
Participant loans	811,238	1,046,211
Total receivables	$1,736,613	$2,233,343
Total assets	$45,139,448	$53,956,095
Liabilities:
Payable for securities purchased	$6,069	$2,495
Other investment liabilities	33,626	4,857
Payable for trustee, administrative fees and other	11,351	11,703
Total liabilities	$51,046	$19,055
Net assets available for benefits	$45,088,402	$53,937,040
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2022 and 2021

	2022	2021
Additions to net assets attributable to:
Investment (loss) income:
Dividends	$90,403	$119,104
Interest	58,434	56,113
Net (depreciation) appreciation in fair value of investments	(8,183,762)	6,607,977
Net investment (loss) income	$(8,034,925)	$6,783,194
Interest income on loans receivable from participants	$50,431	$55,757
Contributions:
Employer	$899,905	$1,169,311
Participants	1,086,472	1,399,045
Total contributions	$1,986,377	$2,568,356
Total (reductions) additions to net assets	$(5,998,117)	$9,407,307
Deductions from net assets attributable to:
Distributions to participants	$2,805,599	$3,789,441
Trustee and administrative expenses	44,922	49,766
Dividends paid directly to participants	—	43,625
Total deductions from net assets	$2,850,521	$3,882,832
Net (decrease) increase	$(8,848,638)	$5,524,475
Net assets available for benefits at:
Beginning of year	53,937,040	48,412,565
End of year	$45,088,402	$53,937,040
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc. (the Company), and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Effective January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The minimum annual eligible pay does not exceed the applicable limits permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Participants who are age 50 or over by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

(d)    Employer Contributions
During 2022 and 2021, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2022 and 2021, the employer contribution receivable was $0.9 million and $1.20 million, respectively. Company contributions relating to 2022 and 2021 were received and credited to participant accounts during the first quarter of 2023 and 2022, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from other Puerto Rico qualified plans. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
There are no rollover contributions into the Plan in 2022 and 2021.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2022 and 2021, $1,083 and $41, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2022 and 2021, unallocated forfeitures were $1,539 and $1,104, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2022 and 2021 bore interest rates from 4.25% to 8.00% and 4.25% to 6.50%, respectively. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments, which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2022	2021
Synthetic GICs	$2,029,708	$1,622,570
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2022.

	December 31, 2022
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$43,567	$564,296	$607,863
Collective trust funds	—	35,012,040	35,012,040
U.S. equities	1,379,381	—	1,379,381
Non-U.S. equities	1,445,140	—	1,445,140
Non-U.S. corporate bonds	—	3,831	3,831
Mutual funds and other registered investment companies	2,924,872	—	2,924,872
Investments, at fair value	$5,792,960	$35,580,167	$41,373,127

Other investment liabilities	$—	$(33,626)	$(33,626)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2021.

	December 31, 2021
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$64	$111,098	$111,162
Collective trust funds	—	43,027,953	43,027,953
U.S. equities	2,136,776	—	2,136,776
Non-U.S. equities	2,020,794	—	2,020,794
Mutual funds and other registered investment companies	2,803,497	—	2,803,497
Investments, at fair value	$6,961,131	$43,139,051	$50,100,182

Other investment liabilities	$(2,110)	$(2,747)	$(4,857)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2022 and 2021, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2022 and 2021.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation (depreciation) in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2022 and 2021, approximately 2% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $0.9 million and $1.3 million at December 31, 2022 and 2021, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2022 and 2021. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2022 and 2021, the Company paid $44,230 and $43,625, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2022 and 2021, the Plan held $564,296 and $103,516, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2022 and 2021, the Plan also held through its investment in synthetic GICs valued at $997 and $916, respectively, of Bank of New York Mellon corporate bonds and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.
(8)    Tax Status
The Puerto Rico Department of Treasury (PR Treasury) has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2, and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and informed the Plan that Amendment 6 to the Plan meets the applicable requirements of the PRIRC. On July 11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of the PRIRC. On December 1, 2022, the Plan applied to the taxing authority for a determination that Amendment 8 to the Plan meets the applicable requirements of the PRIRC.
Although the Plan has been amended (Amendment 8) since receiving the above-referenced determination letters, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2022 and 2021, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2022 and 2021

The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2019.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2022 and 2021:

	2022	2021
Net assets available for benefits per the financial statements	$45,088,402	$53,937,040
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(165,495)	20,469
Net assets available for benefits per Form 5500	$44,922,907	$53,957,509

Net (decrease) increase in net assets available for benefits per the financial statements	$(8,848,638)	$5,524,475
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(20,469)	(75,325)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(165,495)	20,469
Net (decrease) increase in net assets per Form 5500	$(9,034,602)	$5,469,619

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$3
	Brazil Real					30
	Canadian Dollar					29
	Chinese Yuan Renminbi					42,648
	Euro Currency Unit					32
	Hong Kong Dollar					80
	Indian Rupee					376
	Japanese Yen					82
	Mexican Peso					16
	New Taiwan Dollar					148
	New Zealand Dollar					5
	Pound Sterling					25
	South Korean Won					87
	Swiss Franc					6
*	Collective Us Gov'T Stif 15	4.20%				564,296
	Total cash equivalents and short-term investments					607,863

	Collective trust funds:
	Blackrock EAFE Equity Fund			93,653		4,422,094
	Blackrock Emerg Mkts Fund			130,953		1,503,854
	Blackrock Gbl Esg			10,662		146,580
	Blackrock Lifepath 2025			4,814		109,858
	Blackrock Lifepath 2030			14,423		371,798
	Blackrock Lifepath 2035			27,276		688,004
	Blackrock Lifepath 2040			71,224		2,017,809
	Blackrock Lifepath 2045			67,172		1,805,274
	Blackrock Lifepath 2050			49,679		1,107,088
	Blackrock Lifepath 2055			10,382		300,877
	Blackrock Lifepath 2060			1,738		29,328
	Blackrock Lifepath Index Retirement Fund			7,525		168,356
	Blackrock Roll Select Fund			15,434		214,244
	Blackrock Russ 1000 G			240		10,061
	Blackrock Russ 1000 Val			305		13,701
	Blackrock Russell 2000 Fund			15,122		863,405
	Blackrock Russell 3000 Fund			49,130		3,801,326
	Blackrock S&P 400 Index			24,686		3,026,635
	Blackrock S&P 500 Index			116,197		9,125,776
	Blackrock US Debt Fund			135,982		4,241,149
	Blackrock US Tips Fund			25,580		588,457
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Schroder Collective Invt Tr			24,581		$321,518
Wellington Em Mkt Dt			14,754		134,848
Total collective trust funds					35,012,040

Mutual funds and other registered investment companies:
Blackrock Cash-Trsry-Inst			2,267,804		2,267,804
Blackrock Hi Yld Bnd Port-K			23,223		154,198
Blackrock Instl Trr Co N A Inv			163		1,924
Dimensional Emrg Mrkts Ii			13,519		215,081
Fidelity Adv Ttl Bnd-Z			2,297		21,402
Ishares Msci Eafe Small-Cap			17		955
Natixis Ls Core Pl Bnd-Y			1,872		21,461
Pgim High Yield-R6			16,979		77,083
Pimco Income Fund-Ins			1,037		10,730
T Rowe Pr Inst Hi Yld-Inst			20,956		154,234
Total mutual funds					2,924,872

Non U.S. Corporate Bonds:
HSBC Bank Plc	0%	7/20/2023	43		1,784
HSBC Bank Plc	0%	11/9/2023	129		2,047
Total Non-U.S. corporate bonds					3,831

Non-U.S. equities:
3I Group Plc			282		4,554
Aalberts Nv			7		267
Aarti Industries Ltd			12		55
Abb India Ltd			19		628
Abb Ltd			171		5,201
Abcam Plc			48		740
Absa Group Ltd			235		2,682
Abu Dhabi National Oil Co For			448		538
Academedia Ab			51		218
Accenture Plc			39		10,440
Accton Technology Corp			62		475
Adani Ports & Special Economic			59		583
Adesso Se			1		112
Adriatic Metals Plc			83		178
Advantech Co Ltd			66		708
Adyen Nv			6		8,180
Aedas Homes Sa			15		215
Affle India Ltd			18		240
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
African Rainbow Minerals Ltd			28		$475
Aia Group Ltd			715		7,950
Aia Group Ltd			715		7,947
Aia Group Ltd			494		5,490
Aida Engineering Ltd			24		144
Aiful Corp			201		604
Air Arabia Pjsc			642		376
Air Liquide Sa			51		7,156
Air Liquide Sa			61		8,693
Airtac International Group			21		639
Airtel Africa Plc			235		316
Aixtron Se			5		158
Aj Bell Plc			41		179
Aker Solutions Asa			40		154
Akzo Nobel Nv			61		4,104
Alcon Inc			142		9,679
Alibaba Group Holding Ltd			606		6,695
Alibaba Group Holding Ltd			298		3,295
Alibaba Group Holding Ltd			867		9,580
Alibaba Group Holding Ltd			58		5,128
Alkermes Plc			9		222
Als Ltd			18		152
Altium Ltd			13		314
Altus Group Ltd			10		380
Amadeus Fire Ag			2		280
Amadeus It Group Sa			46		2,395
Amadeus It Group Sa			13		668
Americana Restaurants Internat			759		614
Amplifon Spa			39		1,164
Ams-Osram Ag			28		207
Andritz Ag			9		498
Anglo American Plc			126		4,897
Anglogold Ashanti Ltd			84		1,628
Anglogold Ashanti Ltd			82		1,599
Anhui Conch Cement Co Ltd			156		544
Anima Holding Spa			39		157
Anta Sports Products Ltd			82		1,071
Anta Sports Products Ltd			250		3,276
Aon Plc			28		8,266
Aon Plc			40		12,010
Apl Apollo Tubes Ltd			42		555
Apollo Hospitals Enterprise Lt			26		1,423
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Applus Services Sa			24		$166
Arca Continental Sab De Cv			783		6,349
Arca Continental Sab De Cv			187		1,515
Arcadis Nv			13		505
Arcland Service Holdings Co Lt			21		340
Arco Platform Ltd			19		255
Arcticzymes Technologies Asa			25		182
Argo Graphics Inc			7		194
Ariston Holding Nv			31		323
Aritzia Inc			13		450
Aryzta Ag			243		290
Ascential Plc			304		738
Asiainfo Technologies Ltd			119		210
Asian Paints Ltd			28		1,042
Asics Corp			203		4,483
Askul Corp			32		416
Asm International Nv			23		5,762
Asml Holding Nv			9		4,753
Asml Holding Nv			15		8,023
Aspeed Technology Inc			9		491
Assured Guaranty Ltd			9		554
Astra International Tbk Pt			1,437		526
Astral Ltd			23		544
Astrazeneca Plc			76		10,196
Atlas Copco Ab			366		4,323
Atoss Software Ag			1		188
Ats Corporation			3		99
Atul Ltd			2		175
Auction Technology Group Plc			25		225
Austevoll Seafood Asa			25		221
Auto1 Group Se			8		71
Autohome Inc			115		3,508
Avanza Bank Holding Ab			20		439
Axalta Coating Systems Ltd			8		200
Axfood Ab			31		845
Axis Bank Ltd			79		4,490
Axis Capital Holdings Ltd			13		716
Azimut Holding Spa			36		809
B3 Sa - Brasil Bolsa Balcao			710		1,777
Bajaj Finance Ltd			39		3,078
Baltic Classifieds Group Plc			144		245
Banco Btg Pactual Sa			387		1,755
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bandai Namco Holdings Inc			60		$3,780
Bangkok Dusit Medical Services			2,772		2,341
Bank Central Asia Tbk Pt			13,582		7,459
Bank Mandiri Persero Tbk Pt			7,939		5,062
Bank Mandiri Persero Tbk Pt			1,343		857
Bank Of Chengdu Co Ltd			7		16
Bank Of Chengdu Co Ltd			686		1,510
Bank Of Ningbo Co Ltd			417		1,946
Bank Of Nt Butterfield & Son L			25		755
Bank Rakyat Indonesia Persero			13,446		4,267
Barclays Plc			1,351		2,576
Barrick Gold Corp			260		4,474
Bawag Group Ag			20		1,045
Baycurrent Consulting Inc			7		222
Bayer Ag			71		3,678
Bayer Ag			91		4,704
Bdo Unibank Inc			581		1,101
Beiersdorf Ag			52		5,953
Beijer Ref Ab			14		200
Bell System24 Holdings Inc			12		127
Bharat Electronics Ltd			545		658
Bid Corp Ltd			40		767
Bidvest Group Ltd/The			95		1,196
Big Yellow Group Plc			15		202
Biogaia Ab			25		200
Biohaven Ltd			2		30
Bml Inc			15		371
Boe Varitronix Ltd			141		268
Bolsa Mexicana De Valores Sab			71		138
Bossard Holding Ag			1		132
Bouvet Asa			17		101
Bp Plc			1,606		9,177
Bridgepoint Group Plc			67		154
Britannia Industries Ltd			15		758
Brp Inc			36		2,745
Bucher Industries Ag			1		544
Bumrungrad Hospital Pcl			175		1,072
Byd Co Ltd			88		2,162
Bytes Technology Group Plc			38		177
Cae Inc			14		273
Cairn Homes Plc			337		319
Canadian National Railway Co			43		5,111
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Canadian Pacific Railway Ltd			205		$15,257
Cancom Se			10		287
Capgemini Se			16		2,634
Capgemini Se			39		6,542
Capitaland India Trust			332		280
Capitec Bank Holdings Ltd			15		1,607
Capri Holdings Ltd			5		270
Carel Industries Spa			30		754
Carlsberg As			37		4,883
Carlsberg As			21		2,805
Centrais Eletricas Brasileiras			109		896
Centrais Eletricas Brasileiras			557		4,441
Central Pattana Pcl			614		1,258
Central Retail Corp Pcl			606		809
Centrica Plc			335		389
Centuria Office Reit			137		143
Chacha Food Co Ltd			105		753
Chailease Holding Co Ltd			200		1,414
Charter Hall Group			114		922
Check Point Software Technolog			36		4,512
Chicony Power Technology Co Lt			81		192
China Longyuan Power Group Cor			2,643		3,231
China Overseas Property Holdin			245		255
China Resources Gas Group Ltd			113		422
China Resources Mixc Lifestyle			145		734
China Tourism Group Duty Free			168		5,214
Chroma Ate Inc			34		203
Chroma Ate Inc			66		389
Ci Financial Inc			21		206
Ci&T Inc			11		73
Cie Automotive Sa			10		255
Cie De Saint-Gobain			58		2,820
Cie Financiere Richemont Sa			45		5,799
Cie Financiere Richemont Sa			49		6,295
Cie Financiere Richemont Sa			25		3,241
Clicks Group Ltd			80		1,274
Coca-Cola Europacific Partners			124		6,868
Cochlear Ltd			3		450
Coface Sa			42		544
Cogeco Communications Inc			75		4,274
Compass Group Plc			181		4,181
Compass Group Plc			279		6,430
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Computacenter Plc			33		$766
Contemporary Amperex Technolog			19		1,102
Continental Ag			42		2,496
Coor Service Management Holdin			30		183
Coronado Global Resources Inc			179		242
Corp Inmobiliaria Vesta Sab De			92		218
Credicorp Ltd			6		757
Credo Technology Group Holding			42		554
Crispr Therapeutics Ag			3		112
Croda International Plc			7		579
Csl Ltd			50		9,743
Cts Eventim Ag & Co Kgaa			12		784
Dabur India Ltd			92		622
Daewoo Engineering & Construct			61		203
Daihen Corp			11		321
Daikin Industries Ltd			30		4,542
Daiwabo Holdings Co Ltd			40		592
Dassault Syst Shs			50		1,772
Dbs Group Holdings Ltd			185		4,678
Dbs Group Holdings Ltd			176		4,443
Dechra Pharmaceuticals Plc			9		290
Definity Financial Corp			11		310
Denso Corp			60		2,971
Dentalcorp Holdings Ltd			29		191
Derwent London Plc			12		334
Descartes Sys Group Inc			10		682
Descartes Systems Group Inc/Th			5		358
Deutsche Boerse Ag			37		6,427
Devyani International Ltd			124		271
Dexerials Corp			22		425
Diageo Plc			118		5,176
Diagnosticos Da America Sa			278		723
Dic Corp			18		316
Dino Polska Sa			20		1,727
Diploma Plc			4		132
Disco Corp			24		6,978
Disco Corp			—		141
Dixon Technologies India Ltd			10		481
Dksh Holding Ag			7		504
Dmg Mori Co Ltd			39		515
Domino'S Pizza Group Plc			27		96
Dr Martens Plc			121		278
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Drax Group Plc			32		$271
Ds Smith Plc			168		650
Dsv A/S			29		4,528
Dundee Precious Metals Inc			70		334
E.Sun Financial Holding Co Ltd			1,427		1,117
Edenred			5		284
Edita Food Industries Sae			15		36
Eguarantee Inc			8		157
Eiken Chemical Co Ltd			23		293
Electric Power Development Co			28		452
Elis Sa			19		282
Emaar Properties Pjsc			902		1,439
Emaar Properties Pjsc			3,865		6,167
Ememory Technology Inc			12		507
Encavis Ag			22		437
Enerplus Corp			36		637
Enghouse Systems Ltd			11		294
Engie Sa			334		4,770
Engie Sa			307		4,387
Eni Spa			267		3,781
Enn Energy Holdings Ltd			213		2,994
Equinor Asa			95		3,386
Ergomed Plc			16		245
Ermenegildo Zegna Nv			35		364
Esker Sa			2		259
Esr Group Ltd			2,005		4,209
Esr-Logos Reit			768		212
Essent Group Ltd			9		360
Essilorluxottica Sa			31		5,587
Eurofins Scientific Se			11		778
Europris Asa			68		474
Evertec Inc			3		92
Evolution Ab			89		8,667
Evotec Se			8		135
Evraz Plc			97		94
Experian Plc			310		10,501
Experian Plc			154		5,222
Fabrinet			3		373
Fd Technologies Plc			15		246
Ferguson Plc			22		2,717
Ferguson Plc			49		6,188
Ferrari Nv			51		10,869
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fine Organic Industries Ltd			7		$499
Finecobank Banca Fineco Spa			42		688
First Abu Dhabi Bank Pjsc			351		1,634
First International Bank Of Is			17		668
Fisher & Paykel Healthcare Cor			36		518
Flatexdegiro Ag			54		365
Fluidra Sa			23		358
Formula Systems 1985 Ltd			3		220
Foshan Haitian Flavouring & Fo			4		40
Foshan Haitian Flavouring & Fo			91		1,043
Fresh Del Monte Produce Inc			14		372
Frontier Developments Plc			14		166
Fujikura Ltd			55		419
Fujimi Inc			6		262
Fujitec Co Ltd			1		16
Fukui Computer Holdings Inc			8		160
Fullcast Holdings Co Ltd			8		165
Funding Circle Holdings Plc			195		129
Future Corp			11		140
Fuyo General Lease Co Ltd			6		377
G-7 Holdings Inc			26		329
Galp Energia Sgps Sa			501		6,749
Galp Energia Sgps Sa			195		2,628
Geely Automobile Holdings Ltd			1,919		2,803
Genuit Group Plc			56		190
Genus Plc			12		431
Gestamp Automocion Sa			86		331
Getinge Ab			9		196
Gildan Activewear Inc			87		2,390
Globant Sa			6		1,020
Globant Sa			20		3,359
Goldcrest Co Ltd			10		133
Golden Agri-Resources Ltd			1,021		190
Goldwin Inc			3		230
Golfzon Co Ltd			2		220
Grange Resources Ltd			320		184
Greggs Plc			19		531
Grieg Seafood Asa			22		177
Grupo Aeroportuario Del Surest			1		215
Grupo Aeroportuario Del Surest			7		1,606
Grupo Financiero Banorte Sab D			586		4,218
Grupo Financiero Banorte Sab D			686		4,934
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Grupo Sbf Sa			84		$203
Gujarat Fluorochemicals Ltd			13		486
Gunma Bank Ltd/The			109		417
Gvs Spa			29		124
H World Group Ltd			120		515
H. Lundbeck A/S			36		133
Haier Smart Home Co Ltd			132		449
Hansol Chemical Co Ltd			10		1,522
Hanwa Co Ltd			22		627
Hapvida Participacoes E Invest			2,643		2,543
Havells India Ltd			29		386
Hdfc Bank Ltd			24		1,637
Hdfc Bank Ltd			210		4,138
Hdfc Bank Ltd			128		8,738
Heineken Nv			23		2,179
Helen Of Troy Ltd			—		29
Helios Towers Plc			227		290
Hensoldt Ag			13		310
Herbalife Ltd			20		300
Hikari Tsushin Inc			3		450
Hilan Ltd			5		237
Hindustan Unilever Ltd			35		1,082
Hitachi Ltd			66		3,342
Hitachi Ltd			134		6,819
Horiba Ltd			5		235
Horizon Therapeutics Plc			3		334
Horizon Therapeutics Plc			25		2,814
Housing Development Finance Co			87		2,784
Howden Joinery Group Plc			121		819
Hoya Corp			38		3,618
Hoya Corp			42		3,998
Hsbc Bank Plc			3,030		2,407
Huaneng Lancang River Hydropow			9		9
Huaneng Lancang River Hydropow			1,188		1,127
Hypera Sa			211		1,806
Hypoport Se			1		78
Icici Bank Ltd			244		5,345
Icici Bank Ltd			377		8,241
Icici Bank Ltd			428		9,380
Icon Plc			27		5,148
Icon Plc			45		8,834
Idec Corp/Japan			15		331
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Idec Corp/Japan			9		$195
Idom Inc			50		252
Idp Education Ltd			18		327
Ig Group Holdings Plc			72		673
Ihi Corp			9		254
Ihi Corp			23		668
Iluka Resources Ltd			93		604
Imcd Nv			4		580
Immunocore Holdings Plc			14		786
Impro Precision Industries Ltd			605		172
Inchcape Plc			35		345
Indivior Plc			14		312
Infineon Technologies Ag			178		5,402
Infocom Corp			18		298
Infosys Ltd			80		1,453
Ing Groep Nv			356		4,325
Ingenia Communities Group			266		805
Inmode Ltd			11		382
Intact Financial Corp			17		2,412
Integrated Diagnostics Holding			207		132
Integrated Diagnostics Holding			10		4
Intelbras Sa Industria De Tele			38		219
Intermediate Capital Group Plc			41		564
International Container Termin			331		1,188
International Game Technology			16		354
International Games System Co			17		242
Internet Initiative Japan Inc			33		615
Intershop Holding Ag			—		161
Intesa Sanpaolo Spa			1,706		3,784
Inwido Ab			18		194
Iph Ltd			55		322
Ipsos			5		282
Iqe Plc			722		431
Itau Unibanco Holding Sa			485		2,285
Janus Henderson Group Plc			42		978
Jcu Corp			10		235
Jd.Com Inc			136		3,847
Jd.Com Inc			48		1,367
Jd.Com Inc			76		4,266
Jk Cement Ltd			11		403
Jpm -Cw23 Beijing Orien			558		2,584
Jpm -Cw23 Ming Yang Sma			574		2,010
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Jpm -Cw23 Shandong Phar			596		$2,414
Jpm Cw23 Sungrow Power			216		2,831
Jpm Struct.Prod.Bv Cert			509		2,303
Jpm Struct.Prod.Bv Lepw			309		2,282
Jpm-Cw23 Anhui Conch C			455		1,785
Jubilant Foodworks Ltd			16		102
Julius Baer Group Ltd			45		2,604
Jumbo Sa			8		138
Justsystems Corp			14		304
Jyp Entertainment Corp			15		825
Kajaria Ceramics Ltd			40		566
Kanamoto Co Ltd			17		292
Kanzhun Ltd			58		1,171
Kanzhun Ltd			85		1,733
Kasikornbank Pcl			127		542
Kb Financial Group Inc			154		5,924
Kbc Group Nv			36		2,305
Kei Industries Ltd			42		746
Kendrion Nv			5		87
Kerry Properties Ltd			141		307
Keyence Corp			21		8,349
Keywords Studios Plc			24		803
Kfc Holdings Japan Ltd			18		377
Kindred Group Plc			43		449
Knaus Tabbert Ag			5		153
Koito Manufacturing Co Ltd			105		1,589
Komeri Co Ltd			13		272
Koninklijke Bam Groep Nv			76		176
Koninklijke Dsm Nv			27		3,283
Kose Corp			25		2,737
Kotobuki Spirits Co Ltd			4		252
Kpit Technologies Ltd			78		662
Kubota Corp			161		2,210
Kureha Corp			6		337
Kweichow Moutai Co Ltd			19		4,643
Kyocera Corp			74		3,683
L&F Co Ltd			19		2,602
Laboratorios Farmaceuticos Rov			13		484
Laboratorios Farmaceuticos Rov			15		572
Lasertec Corp			38		6,336
Leeno Industrial Inc			6		787
Legrand Sa			35		2,797
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Li Ning Co Ltd			522		$4,535
Li Ning Co Ltd			725		6,296
Li Ning Co Ltd			32		277
Li Ning Co Ltd			292		2,534
Linde Plc			20		6,420
Linde Plc			14		4,584
Linea Directa Aseguradora Sa C			116		128
Localiza Rent A Car Sa			102		1,024
Localiza Rent A Car Sa			—		1
Lojas Renner Sa			556		2,155
London Stock Exchange Group Pl			31		2,662
Lonza Group Ag			9		4,600
L'Oreal Sa			7		2,543
Lotes Co Ltd			44		1,177
Lvmh Moet Hennessy Louis Vuitt			13		9,071
Lvmh Moet Hennessy Louis Vuitt			11		8,208
Macrotech Developers Ltd			44		578
Majorel Group Luxembourg Sa			18		397
Makino Milling Machine Co Ltd			6		181
Man Group Plc/Jersey			329		847
Mapletree Industrial Trust			196		324
Marcopolo Sa			510		273
Marfrig Global Foods Sa			83		138
Masonite International Corp			2		191
Matsukiyococokara & Co			68		3,412
Matsukiyococokara & Co			19		927
Max Healthcare Institute Ltd			140		745
Mcmillan Shakespeare Ltd			12		112
Media Do Co Ltd			5		64
Mediatek Inc			152		3,087
Medical Data Vision Co Ltd			16		112
Mega Lifesciences Pcl			166		224
Melexis Nv			4		322
Merck Kgaa			36		6,985
Merck Kgaa			34		6,520
Metawater Co Ltd			17		204
Michelin (Cgde) Eur0.50			76		2,115
Minerva Sa/Brazil			47		114
Mitsubishi Shokuhin Co Ltd			9		211
Mitsui Mining & Smelting Co Lt			15		359
Mitsui-Soko Holdings Co Ltd			14		378
Modec Inc			21		221
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Molten Ventures Plc			90		$384
Montana Aerospace Ag			21		323
Montea Nv			2		170
Morgan Advanced Materials Plc			86		325
Morgan Sindall Group Plc			18		333
Motherson Sumi Wiring India Lt			975		688
Mtu Aero Engines Ag			16		3,515
Mtu Aero Engines Ag			10		2,056
Multiplan Empreendimentos Imob			100		416
Musashi Seimitsu Industry Co L			28		337
Myt Netherlands Parent Bv			11		101
Nabors Industries Ltd			1		94
Nachi-Fujikoshi Corp			9		235
Nagarro Se			2		241
Nakanishi Inc			17		333
Nari Technology Co Ltd			203		712
National Energy Services Reuni			27		187
National Express Group Plc			128		201
Nestle India Ltd			3		676
Nestle Sa			82		9,473
Nestle Sa			103		11,903
Net One Systems Co Ltd			13		332
Netease Inc			140		2,055
Netease Inc			167		2,447
New Work Se			1		100
Nexity Sa			13		360
Nextage Co Ltd			30		576
Nifco Inc/Japan			11		248
Nippon Carbon Co Ltd			8		254
Nippon Ceramic Co Ltd			8		136
Nippon Gas Co Ltd			18		281
Nippon Seiki Co Ltd			32		188
Nippon Soda Co Ltd			17		559
Nipro Corp			57		446
Niterra Co Ltd			19		356
Nitto Boseki Co Ltd			6		85
Noevir Holdings Co Ltd			5		210
Nojima Corp			36		385
Nordea Bank Abp			445		4,774
Nova Ljubljanska Banka Dd			138		1,871
Novanta Inc			3		353
Novartis Ag			58		5,272
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Novo Nordisk A/S			105		$14,147
Novo Nordisk A/S			62		8,342
Nrw Holdings Ltd			171		325
Nsk Ltd			28		148
Ntg Nordic Transport Group A/S			5		180
Obara Group Inc			15		418
Oberoi Realty Ltd			43		454
Ocado Group Plc			55		412
Oci Nv			11		410
Odfjell Drilling Ltd			66		177
Ohsho Food Service Corp			3		150
Okea Asa			90		311
Olink Holding Ab			12		303
Olink Holding Ab			—		7
Olink Holding Ab			10		258
Olympus Corp			312		5,570
Olympus Corp			216		3,854
Ooh!Media Ltd			201		175
Ordina Nv			75		309
Osaka Soda Co Ltd			12		335
Osg Corp			23		312
Osstem Implant Co Ltd			39		4,286
Oxford Nanopore Technologies P			51		153
Oz Minerals Ltd			18		340
Page Industries Ltd			1		550
Pagegroup Plc			95		528
Patria Investments Ltd			38		525
Pepco Group Nv			135		1,217
Pernod Ricard Sa			21		4,101
Pernod Ricard Sa			37		7,223
Pernod Ricard Sa			29		5,686
Perseus Mining Ltd			366		523
Persol Holdings Co Ltd			7		155
Petroleo Brasileiro Sa			165		1,757
Pharma Mar Sa			4		303
Phoenix Holdings Ltd/The			19		205
Pi Industries Ltd			16		646
Pidilite Industries Ltd			25		763
Ping An Insurance Group Co Of			679		4,495
Pirelli & C Spa			65		278
Plus500 Ltd			10		225
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pm Struct.Prod.Bv Lepw			64		$2,857
Polycab India Ltd			18		557
Polymetal International Plc			119		595
Polypeptide Group Ag			5		126
Popular Inc			11		709
Premier Investments Ltd			10		167
Prosus Nv			32		2,200
Prothena Corp Plc			2		146
Proya Cosmetics Co Ltd			64		1,545
Prudential Plc			333		4,513
Prudential Plc			198		2,683
Prudential Plc			188		2,550
Ptt Exploration & Production P			203		1,034
Qatar Gas Transport Co Ltd			464		466
Qatar Islamic Bank Saq			158		805
Qatar National Bank Qpsc			339		1,674
Qatar National Bank Qpsc			354		1,752
Qiagen Nv			64		3,213
Qifu Technology Inc			309		6,295
Qol Holdings Co Ltd			16		145
Raia Drogasil Sa			246		1,106
Randstad Nv			40		2,427
Reckitt Benckiser Group Plc			41		2,865
Reliance Industries Ltd			61		3,754
Reliance Industries Ltd			307		9,464
Reliance Industries Ltd			97		5,950
Relx Plc			300		8,254
Relx Plc			190		5,227
Renaissancere Holdings Ltd			2		280
Renew Energy Global Plc			266		1,465
Renew Holdings Plc			23		200
Renishaw Plc			5		203
Rentokil Initial Plc			8		258
Resilient Reit Ltd			70		221
Resorttrust Inc			39		701
Richelieu Hardware Ltd			7		173
Rightmove Plc			35		215
Rightmove Plc			74		453
Rio Tinto Plc			49		3,384
Roche Holding Ag			31		9,660
Rolls-Royce Holdings Plc			1,300		1,457
Rotork Plc			158		582
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Round One Corp			66		$239
Rumo Sa			280		986
Rws Holdings Plc			75		339
Ryanair Holdings Plc			29		2,147
Ryanair Holdings Plc			45		3,395
Ryohin Keikaku Co Ltd			19		221
Safestore Holdings Plc			51		579
Sakata Inx Corp			46		368
Salik Co Pjsc			885		597
Samsung Biologics Co Ltd			2		1,276
Samsung Biologics Co Ltd			2		1,489
Samsung Electronics Co Ltd			183		8,012
Samsung Electronics Co Ltd			136		5,440
Samsung Electronics Co Ltd			182		7,954
Samsung Sdi Co Ltd			5		2,398
Samsung Sdi Co Ltd			2		1,146
Sandvik Ab			150		2,714
Sangetsu Corp			10		160
Sanki Engineering Co Ltd			13		151
Sankyu Inc			5		189
Sanofi			58		5,569
Sanwa Holdings Corp			21		191
Sap Se			58		5,995
Sapiens International Corp Nv			6		109
Sapiens International Corp Nv			15		282
Saras Spa			491		602
Saudi Tadawul Group Holding Co			4		209
Savills Plc			22		216
Schneider Electric Se			70		9,767
Schneider Electric Se			70		9,824
Schoeller-Bleckmann Oilfield E			4		225
Scout24 Se			4		186
Screen Holdings Co Ltd			8		527
Sega Sammy Holdings Inc			10		158
Sensirion Holding Ag			2		198
Serco Group Plc			320		599
Serica Energy Plc			40		139
Shandong Weigao Group Medical			309		508
Shell Plc			77		2,150
Sheng Siong Group Ltd			258		317
Shenzhen Inovance Technology C			55		551
Shenzhen Inovance Technology C			80		797
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Shin-Etsu Chemical Co Ltd			15		$1,784
Shop Apotheke Europe Nv			8		372
Shopify Inc			12		426
Shoprite Holdings Ltd			116		1,542
Sika Ag			38		9,142
Sika Ag			12		2,789
Simplo Technology Co Ltd			29		273
Sinbon Electronics Co Ltd			117		1,045
Sitc International Holdings Co			93		207
Sk Hynix Inc			46		2,743
Skan Group Ag			1		65
Skc Co Ltd			17		1,158
Sky Perfect Jsat Holdings Inc			89		326
Smart Global Holdings Inc			14		208
Smartgroup Corp Ltd			96		331
Smc Corp			8		3,332
Sociedad Quimica Y Minera De C			10		782
Socionext Inc			6		243
Sonova Holding Ag			6		1,462
Sony Group Corp			55		4,161
Sophia Genetics Sa			15		31
Sophia Genetics Sa			17		36
Sparebank 1 Sr-Bank Asa			34		416
Spie Sa			27		712
Spie Sa			29		745
Spin Master Corp			16		393
Spirax-Sarco Engineering Plc			3		417
Srf Ltd			25		689
Ssab Ab			55		302
Stanley Electric Co Ltd			12		237
Star Micronics Co Ltd			32		398
Starts Corp Inc			21		420
Steadfast Group Ltd			49		183
Steris Plc			43		7,916
Steris Plc			1		223
Strabag Se			11		473
Subsea 7 Sa			9		109
Sumitomo Mitsui Financial Grou			138		5,556
Sumitomo Seika Chemicals Co Lt			7		227
Sun Frontier Fudousan Co Ltd			24		201
Sun Pharmaceutical Industries			127		1,537
Suncor Energy Inc			186		5,900
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Suncor Energy Inc			70		$2,224
Sunny Optical Technology Group			193		2,302
Suzhou Maxwell Technologies Co			17		992
Swcc Corp			13		183
Syncona Ltd			108		234
Systena Corp			93		290
Taiheiyo Cement Corp			28		442
Taiwan Semiconductor Manufactu			122		9,110
Taiwan Semiconductor Manufactu			52		3,878
Taiwan Semiconductor Manufactu			161		12,010
Taiwan Semiconductor Manufactu			245		3,579
Taiwan Semiconductor Manufactu			1,047		15,280
Taiwan Semiconductor Manufactu			44		3,289
Taiyo Yuden Co Ltd			6		164
Takeuchi Manufacturing Co Ltd			13		299
Takuma Co Ltd			17		159
Tamron Co Ltd			18		404
Tata Consultancy Services Ltd			44		1,725
Tata Consumer Products Ltd			77		716
Tecan Group Ag			—		177
Technipfmc Plc			24		291
Telekom Austria Ag			39		240
Teleperformance			20		4,765
Telkom Indonesia Persero Tbk P			148		3,523
Tencent Holdings Ltd			90		3,865
Tencent Holdings Ltd			74		3,174
Tencent Holdings Ltd			77		3,297
Tencent Holdings Ltd			119		5,081
Tencent Holdings Ltd			52		2,183
Terumo Corp			120		3,396
Tesco Plc			992		2,675
Tessenderlo Group Sa			8		279
Tgs Asa			37		501
Thales Sa			42		5,332
Thomson Reuters Corp			57		6,530
Thule Group Ab			17		362
Tikehau Capital Sca			13		341
Tingyi Cayman Islands Holding			218		385
Titan Co Ltd			48		1,519
Tmx Group Ltd			36		3,629
Tokai Carbon Co Ltd			19		155
Tokyo Century Corp			9		313
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tokyo Seimitsu Co Ltd			5		$150
Tokyo Tatemono Co Ltd			31		379
Tokyo Tatemono Co Ltd			24		291
Tokyu Reit Inc			—		251
Topcon Corp			34		394
Toronto Dominion Bank			49		3,160
Totvs Sa			262		1,370
Toyo Tire Corp			30		336
Trainline Plc			135		446
Transcosmos Inc			21		511
Trelleborg Ab			11		258
Trent Ltd			60		982
Tsingtao Brewery Co Ltd			52		510
Tube Investments Of India Ltd			25		843
Ubs Group Ag			371		6,907
Unilever Plc			126		6,314
United Laboratories Internatio			326		205
United Tractors Tbk Pt			312		522
Uno Minda Ltd			160		1,008
Upl Ltd			118		1,020
Valmet Oyj			7		201
Van Lanschot Kempen Nv			11		250
Varun Beverages Ltd			98		1,571
Veidekke Asa			12		119
Verallia Sa			22		733
Victorian Plumbing Group Plc			84		77
Victrex Plc			17		334
Vinci Partners Investments Ltd			52		468
Vnet Group Inc			346		1,960
Voltronic Power Technology Cor			30		1,520
Vonovia Se			124		2,919
Wajax Corp			7		98
Wal-Mart De Mexico Sab De Cv			1,300		4,595
Wal-Mart De Mexico Sab De Cv			397		1,402
Waste Connections Inc			45		5,915
Watches Of Switzerland Group P			46		456
Watkin Jones Plc			149		180
Weatherford International Plc			4		198
Weg Sa			259		1,886
Weir Group Plc/The			22		445
White Mountains Insurance Grou			1		849
Whitehaven Coal Ltd			29		185
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Wienerberger Ag			11		$258
Wingarc1St Inc			12		186
Wiwynn Corp			16		404
Wuliangye Yibin Co Ltd			103		2,681
Wuxi Lead Intelligent Equipmen			172		994
Yamaha Corp			84		3,147
Ya-Man Ltd			21		226
Yangzijiang Shipbuilding Holdi			612		620
Yangzijiang Shipbuilding Holdi			448		454
Yellow Hat Ltd			28		377
Yougov Plc			57		695
Zealand Pharma A/S			17		479
Zeria Pharmaceutical Co Ltd			9		148
Zhangzhou Pientzehuang Pharmac			1		48
Zhangzhou Pientzehuang Pharmac			17		695
Zhejiang Jingsheng Mechanical			110		1,007
Zurich Insurance Group Ag			11		5,321
Total non-U.S. equities					1,445,140

U.S. equities:
A10 Networks Inc			6		105
Aaon Inc			2		140
Abm Industries Inc			26		1,163
Abm Industries Inc			25		1,121
Academy Sports & Outdoors Inc			3		175
Acadia Healthcare Co Inc			1		72
Acadia Pharmaceuticals Inc			6		91
Aci Worldwide Inc			4		81
Acuity Brands Inc			1		198
Adaptive Biotechnologies Corp			3		25
Adaptive Biotechnologies Corp			39		301
Addus Homecare Corp			2		226
Addus Homecare Corp			13		1,269
Advanced Energy Industries Inc			2		210
Aerojet Rocketdyne Holdings In			4		212
Agios Pharmaceuticals Inc			2		65
Agree Realty Corp			33		2,366
Agree Realty Corp			38		2,699
Akero Therapeutics Inc			2		83
Alarm.Com Holdings Inc			1		26
Albany International Corp			2		172
Alector Inc			2		21
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Alexandria Real Estate Equitie			32		$4,620
Alexandria Real Estate Equitie			27		3,947
Allegro Microsystems Inc			63		1,883
Allison Transmission Holdings			8		312
Allogene Therapeutics Inc			3		18
Alpha Metallurgical Resources			1		108
Altra Industrial Motion Corp			7		395
Amedisys Inc			1		105
Amedisys Inc			3		271
American Homes 4 Rent			108		3,270
American Tower Corp			17		3,678
Ameris Bancorp			50		2,362
Ameris Bancorp			4		168
Amicus Therapeutics Inc			8		96
Amn Healthcare Services Inc			4		380
Amn Healthcare Services Inc			2		243
Amphastar Pharmaceuticals Inc			5		134
Apa Corp			2		88
Apellis Pharmaceuticals Inc			3		177
Arch Resources Inc			1		73
Arconic Corp			2		37
Ares Commercial Real Estate Co			14		145
Array Technologies Inc			45		879
Arvinas Inc			2		65
Asbury Automotive Group Inc			—		54
Asgn Inc			1		114
Asgn Inc			7		551
Ashland Inc			2		231
Aspen Technology Inc			1		113
Atkore Inc			3		395
Atlassian Corp			60		7,757
Atricure Inc			2		109
Avalonbay Communities Inc			33		5,280
Avantax Inc			7		180
Aveanna Healthcare Holdings In			95		74
Avidity Biosciences Inc			2		47
Avnet Inc			9		386
Axcelis Technologies Inc			3		238
Azenta Inc			—		28
Balchem Corp			2		245
Bancorp Inc/The			4		115
Bankunited Inc			5		158
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Belden Inc			12		$888
Bellring Brands Inc			5		129
Berkshire Hills Bancorp Inc			7		223
Berry Global Group Inc			2		100
Bgc Partners Inc			70		265
Bj'S Wholesale Club Holdings I			3		198
Bj'S Wholesale Club Holdings I			21		1,372
Blackstone Mortgage Trust Inc			17		366
Bloomin' Brands Inc			5		91
Bloomin' Brands Inc			31		632
Bloomin' Brands Inc			10		211
Blue Owl Capital Inc			13		137
Blueprint Medicines Corp			3		132
Booz Allen Hamilton Holding Co			3		347
Boston Beer Co Inc/The			—		73
Boston Properties Inc			40		2,672
Box Inc			8		264
Boyd Gaming Corp			6		311
Bright Horizons Family Solutio			1		40
Brink'S Co/The			7		375
Brixmor Property Group Inc			253		5,735
Brixmor Property Group Inc			43		984
Broadridge Financial Solutions			1		141
Brp Group Inc			3		67
Bruker Corp			2		109
Brunswick Corp/De			1		41
Buckle Inc/The			6		254
Builders Firstsource Inc			4		274
Burlington Stores Inc			—		101
Bwx Technologies Inc			3		157
C4 Therapeutics Inc			1		5
Cabot Corp			5		318
Caci International Inc			1		427
Cactus Inc			3		133
Cactus Inc			6		316
Cadre Holdings Inc			2		45
Caesars Entertainment Inc			28		1,173
Caleres Inc			58		1,288
Caleres Inc			8		167
California Resources Corp			26		1,149
Caredx Inc			1		15
Carriage Services Inc			1		39
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Casella Waste Systems Inc			7		$534
	Casey'S General Stores Inc			1		138
	Castle Biosciences Inc			21		503
	Catalent Inc			3		122
	Catalyst Pharmaceuticals Inc			6		110
	Cavco Industries Inc			1		154
	Cbiz Inc			4		189
	Centerspace			17		999
	Central Garden & Pet Co			21		756
	Centrus Energy Corp			1		32
	Cerevel Therapeutics Holdings			3		106
	Championx Corp			4		114
	Championx Corp			96		2,796
	Championx Corp			17		489
	Charles River Laboratories Int			1		239
	Chart Industries Inc			11		1,232
	Chemed Corp			—		94
	Choice Hotels International In			3		340
	Chord Energy Corp			3		418
	Churchill Downs Inc			2		385
	Cirrus Logic Inc			2		145
*	Citigroup Inc			20,530		928,569
	Clean Harbors Inc			3		321
	Clearway Energy Inc			4		122
	Cno Financial Group Inc			42		959
	Coca-Cola Consolidated Inc			1		283
	Cogent Communications Holdings			1		40
	Cognex Corp			1		57
	Collegium Pharmaceutical Inc			45		1,043
	Comfort Systems Usa Inc			3		365
	Commercial Metals Co			34		1,648
	Commscope Holding Co Inc			45		333
	Concentrix Corp			2		234
	Concentrix Corp			12		1,578
	Concentrix Corp			7		869
	Conmed Corp			2		135
	Consensus Cloud Solutions Inc			1		45
	Core & Main Inc			56		1,084
	Corecivic Inc			20		230
	Corvel Corp			2		241
	Coty Inc			17		150
	Cousins Properties Inc			11		280
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Crocs Inc			3		$371
Cross Country Healthcare Inc			28		749
Csw Industrials Inc			1		140
Cto Realty Growth Inc			23		422
Curtiss-Wright Corp			2		398
Curtiss-Wright Corp			5		871
Cvb Financial Corp			19		497
Cytokinetics Inc			3		144
Darling Ingredients Inc			2		128
Darling Ingredients Inc			25		1,564
Deckers Outdoor Corp			1		248
Delek Us Holdings Inc			6		154
Denali Therapeutics Inc			3		97
Denali Therapeutics Inc			12		340
Design Therapeutics Inc			24		250
Dice Therapeutics Inc			2		53
Dick'S Sporting Goods Inc			2		205
Digital Turbine Inc			4		64
Digitalocean Holdings Inc			18		451
Digitalocean Holdings Inc			7		172
Diodes Inc			3		228
Domino'S Pizza Inc			—		138
Dorman Products Inc			2		128
Doubleverify Holdings Inc			2		39
Doubleverify Holdings Inc			27		585
Douglas Emmett Inc			107		1,672
Doximity Inc			17		579
Dycom Industries Inc			26		2,403
Eagle Materials Inc			2		209
Ecovyst Inc			30		264
Element Solutions Inc			12		210
Embecta Corp			2		46
Emcor Group Inc			3		404
Emcor Group Inc			3		505
Employers Holdings Inc			5		219
Encompass Health Corp			74		4,411
Encore Capital Group Inc			11		519
Endeavor Group Holdings Inc			10		233
Enersys			17		1,274
Enersys			5		343
Ensign Group Inc/The			5		491
Entegris Inc			2		111
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Entegris Inc			16		$1,056
Envestnet Inc			3		174
Envista Holdings Corp			15		501
Enviva Inc			1		55
Epam Systems Inc			26		8,663
Eplus Inc			1		35
Epr Properties			45		1,692
Equinix Inc			15		9,748
Equinix Inc			11		7,477
Equity Lifestyle Properties In			2		116
Equity Lifestyle Properties In			91		5,856
Equity Residential			85		5,012
Essex Property Trust Inc			22		4,595
Euronet Worldwide Inc			1		137
Evercore Inc			5		562
Everi Holdings Inc			7		103
Evolent Health Inc			5		131
Evoqua Water Technologies Corp			3		130
Exact Sciences Corp			13		663
Exelixis Inc			8		135
Exlservice Holdings Inc			3		451
Exlservice Holdings Inc			12		2,073
Exponent Inc			4		355
Extra Space Storage Inc			42		6,125
Factset Research Systems Inc			1		216
Fair Isaac Corp			1		369
Farmland Partners Inc			47		583
Fate Therapeutics Inc			3		30
Federal Agricultural Mortgage			4		407
Federal Signal Corp			3		129
Fibrogen Inc			3		41
First Advantage Corp			57		742
First Bancorp/Southern Pines N			2		82
First Foundation Inc			17		242
First Hawaiian Inc			8		215
First Industrial Realty Trust			4		186
First Merchants Corp			28		1,170
First Merchants Corp			11		435
Firstcash Holdings Inc			2		206
Floor & Decor Holdings Inc			—		24
Flywire Corp			22		536
Focus Financial Partners Inc			49		1,829
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Foot Locker Inc			9		$335
Formfactor Inc			6		128
Fortinet Inc			2		104
Fti Consulting Inc			3		473
Gaming And Leisure Properties			79		4,107
Gartner Inc			—		134
Generation Bio Co			3		12
Gibraltar Industries Inc			1		39
Globus Medical Inc			5		381
Graco Inc			1		59
Grand Canyon Education Inc			2		161
Graphic Packaging Holding Co			19		426
Graphic Packaging Holding Co			62		1,387
Graphic Packaging Holding Co			67		1,494
Gray Television Inc			15		168
Gxo Logistics Inc			4		192
Haemonetics Corp			3		217
Haemonetics Corp			5		421
Halozyme Therapeutics Inc			10		543
Hancock Whitney Corp			5		249
Hanover Insurance Group Inc/Th			9		1,182
Hanover Insurance Group Inc/Th			4		510
Harley-Davidson Inc			14		573
Hb Fuller Co			3		195
Herc Holdings Inc			1		195
Heritage Commerce Corp			14		177
Hexcel Corp			3		166
Highwoods Properties Inc			9		240
Hillenbrand Inc			9		390
Hilton Grand Vacations Inc			4		163
Host Hotels & Resorts Inc			230		3,697
Hostess Brands Inc			6		125
Hub Group Inc			4		326
Iaa Inc			5		189
Icf International Inc			11		1,135
Icu Medical Inc			1		194
Igm Biosciences Inc			1		20
Inari Medical Inc			2		103
Informatica Inc			5		81
Ingevity Corp			2		153
Ingevity Corp			5		342
Insight Enterprises Inc			8		822
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Insmed Inc			9		$177
Insmed Inc			39		777
Insperity Inc			3		292
Inspire Medical Systems Inc			2		379
Intellia Therapeutics Inc			3		92
Inter Parfums Inc			2		241
Interdigital Inc			8		381
Intra-Cellular Therapies Inc			3		162
Invitation Homes Inc			118		3,497
Ionis Pharmaceuticals Inc			6		218
Iovance Biotherapeutics Inc			4		25
Iovance Biotherapeutics Inc			29		183
Irhythm Technologies Inc			1		139
Iridium Communications Inc			7		345
Iveric Bio Inc			4		78
Jamf Holding Corp			27		576
John Bean Technologies Corp			2		201
John Wiley & Sons Inc			5		205
Kadant Inc			2		271
Karuna Therapeutics Inc			1		202
Kennedy-Wilson Holdings Inc			9		140
Kite Realty Group Trust			248		5,213
Knowbe4 Inc			59		1,465
Korn Ferry			8		394
Kosmos Energy Ltd			54		346
Kosmos Energy Ltd			67		425
Kulicke & Soffa Industries Inc			3		153
Kymera Therapeutics Inc			2		52
Landstar System Inc			1		217
Landstar System Inc			1		152
Lantheus Holdings Inc			5		239
Lattice Semiconductor Corp			8		494
Laureate Education Inc			21		206
Lci Industries			—		27
Lci Industries			5		489
Life Storage Inc			1		117
Life Storage Inc			34		3,354
Life Time Group Holdings Inc			141		1,682
Lifestance Health Group Inc			96		475
Lincoln Electric Holdings Inc			1		213
Lindblad Expeditions Holdings			37		287
Littelfuse Inc			1		115
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Livent Corp			9		$186
Louisiana-Pacific Corp			4		255
Lpl Financial Holdings Inc			1		311
Lululemon Athletica Inc			20		6,396
Lulu'S Fashion Lounge Holdings			5		13
Lulu'S Fashion Lounge Holdings			52		132
Lumentum Holdings Inc			3		141
Madrigal Pharmaceuticals Inc			—		97
Magnolia Oil & Gas Corp			12		284
Manhattan Associates Inc			4		469
Maravai Lifesciences Holdings			5		77
Marketaxess Holdings Inc			1		207
Matador Resources Co			5		297
Mativ Holdings Inc			15		310
Mattel Inc			16		294
Maximus Inc			2		163
Maxlinear Inc			6		191
Mcgrath Rentcorp			1		116
Medical Properties Trust Inc			188		2,097
Medifast Inc			4		475
Medpace Holdings Inc			2		410
Mercadolibre Inc			1		1,050
Mercadolibre Inc			2		1,907
Mercury Systems Inc			2		74
Merit Medical Systems Inc			5		355
Mettler-Toledo International I			5		7,370
Mirati Therapeutics Inc			2		69
Mirion Technologies Inc Cw25			52		58
Mks Instruments Inc			1		94
Modine Manufacturing Co			59		1,180
Modivcare Inc			1		65
Moelis & Co			14		534
Molina Healthcare Inc			1		423
Monolithic Power Systems Inc			—		117
Monte Rosa Therapeutics Inc			—		3
Moog Inc			1		104
Morphic Holding Inc			1		21
Msa Safety Inc			1		121
Murphy Usa Inc			1		375
Myr Group Inc			16		1,470
Natera Inc			3		120
Natera Inc			65		2,592
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
National Retail Properties Inc			108		$4,936
National Vision Holdings Inc			2		79
Ncr Corp			5		109
Ncr Corp			14		320
Nelnet Inc			4		345
Neogenomics Inc			2		14
Netstreit Corp			112		2,046
Neurocrine Biosciences Inc			2		184
Nevro Corp			25		1,005
Nexstar Media Group Inc			2		382
Nexstar Media Group Inc			5		903
Nextera Energy Partners Lp			2		122
Nextier Oilfield Solutions Inc			45		417
Now Inc			16		206
Nurix Therapeutics Inc			1		12
Nv5 Global Inc			1		136
Oceanfirst Financial Corp			8		165
Olin Corp			2		97
Omnicell Inc			3		140
Onto Innovation Inc			3		201
Option Care Health Inc			10		291
Ormat Technologies Inc			1		86
Osi Systems Inc			3		217
Pacira Biosciences Inc			2		79
Pacwest Bancorp			17		381
Palomar Holdings Inc			3		130
Papa John'S International Inc			2		193
Par Pacific Holdings Inc			10		224
Patrick Industries Inc			1		32
Paya Holdings Inc			12		92
Paylocity Holding Corp			1		216
Pbf Energy Inc			1		21
Pdc Energy Inc			1		90
Pdc Energy Inc			35		2,224
Pdc Energy Inc			3		213
Peapack-Gladstone Financial Co			7		272
Pebblebrook Hotel Trust			127		1,704
Pennymac Financial Services In			3		190
Penske Automotive Group Inc			1		68
Penumbra Inc			1		158
Perficient Inc			2		174
Performance Food Group Co			7		412
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Performance Food Group Co			24		$1,376
Petco Health & Wellness Co Inc			68		642
Petco Health & Wellness Co Inc			17		160
Petiq Inc			16		149
Phillips Edison & Co Inc			130		4,139
Piedmont Lithium Inc			9		413
Piper Sandler Cos			3		399
Planet Fitness Inc			3		245
Pmv Pharmaceuticals Inc			28		240
Pool Corp			1		231
Portillo'S Inc			29		473
Portland General Electric Co			42		2,045
Post Holdings Inc			4		375
Postal Realty Trust Inc			25		366
Power Integrations Inc			4		280
Powerschool Holdings Inc			5		109
Pra Group Inc			8		265
Preferred Bank/Los Angeles Ca			5		364
Prestige Consumer Healthcare I			1		40
Primerica Inc			2		233
Privia Health Group Inc			37		848
Procept Biorobotics Corp			2		83
Prologis Inc			94		10,545
Prologis Inc			113		12,709
Propetro Holding Corp			23		235
Provident Financial Services I			42		902
Ptc Inc			2		213
Ptc Therapeutics Inc			4		137
Public Storage			21		5,747
Pure Storage Inc			13		342
Qualys Inc			2		248
Quidelortho Corp			2		132
R1 Rcm Inc			23		255
Range Resources Corp			9		225
Rapid7 Inc			2		83
Rayonier Inc			108		3,546
Rbc Bearings Inc			1		303
Realty Income Corp			69		4,373
Red Rock Resorts Inc			4		175
Regal Rexnord Corp			6		695
Repligen Corp			2		279
Replimune Group Inc			3		84
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Resideo Technologies Inc			32		$534
Resmed Inc			28		5,793
Revolution Medicines Inc			3		72
Rexford Industrial Realty Inc			2		134
Rexford Industrial Realty Inc			37		2,041
Rexford Industrial Realty Inc			69		3,776
Rocket Pharmaceuticals Inc			2		47
Royal Gold Inc			1		136
Rush Enterprises Inc			30		1,576
Rxo Inc			3		52
Ryan Specialty Holdings Inc			6		263
Ryman Hospitality Properties I			1		78
Sage Therapeutics Inc			2		75
Saia Inc			2		431
Sarepta Therapeutics Inc			1		166
Sba Communications Corp			13		3,582
Sba Communications Corp			7		1,908
Scholar Rock Holding Corp			3		30
Science Applications Internati			7		830
Seagen Inc			1		100
Seagen Inc			7		844
Seaworld Entertainment Inc			2		119
Selective Insurance Group Inc			3		246
Servisfirst Bancshares Inc			1		43
Shoals Technologies Group Inc			4		103
Shockwave Medical Inc			1		136
Signify Health Inc			20		561
Simon Property Group Inc			75		8,855
Simon Property Group Inc			34		3,976
Simply Good Foods Co/The			8		289
Siteone Landscape Supply Inc			2		222
Sitime Corp			9		942
Skechers Usa Inc			4		179
Skyline Champion Corp			3		138
Slm Corp			5		81
Slm Corp			74		1,225
Sm Energy Co			7		244
Sonder Holdings Inc			87		108
Sotera Health Co			30		250
Southstate Corp			4		273
Southwest Gas Holdings Inc			25		1,570
Spirit Realty Capital Inc			7		288
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sprout Social Inc			24		$1,331
Sps Commerce Inc			3		353
Spx Technologies Inc			4		231
Ss&C Technologies Holdings Inc			2		111
Staar Surgical Co			12		606
Standard Motor Products Inc			5		162
Starwood Property Trust Inc			21		383
Steven Madden Ltd			16		499
Stonex Group Inc			7		650
Stonex Group Inc			2		193
Stride Inc			24		747
Summit Materials Inc			53		1,510
Sun Communities Inc			39		5,588
Sun Communities Inc			40		5,738
Sun Country Airlines Holdings			25		402
Supernus Pharmaceuticals Inc			3		98
Synaptics Inc			2		143
Syneos Health Inc			29		1,068
Syneos Health Inc			12		457
Synovus Financial Corp			16		590
Tandem Diabetes Care Inc			2		70
Targa Resources Corp			1		95
Taylor Morrison Home Corp			46		1,392
Td Synnex Corp			12		1,171
Techtarget Inc			1		35
Tegna Inc			25		527
Teledyne Technologies Inc			1		240
Tempur Sealy International Inc			7		232
Tempur Sealy International Inc			17		596
Tenable Holdings Inc			4		162
Teradata Corp			3		88
Terex Corp			5		216
Terreno Realty Corp			2		98
Texas Pacific Land Corp			—		106
Texas Roadhouse Inc			4		369
Thryv Holdings Inc			3		55
Titan Machinery Inc			32		1,289
Topbuild Corp			1		172
Topgolf Callaway Brands Corp			43		850
Toro Co/The			2		276
Travel + Leisure Co			3		99
Travel + Leisure Co			10		378
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ttec Holdings Inc			6		$277
Twist Bioscience Corp			2		43
Tyler Technologies Inc			1		197
Ubiquiti Inc			—		45
Udr Inc			116		4,480
Ufp Industries Inc			4		341
Ultra Clean Holdings Inc			10		317
Ultragenyx Pharmaceutical Inc			3		137
United Community Banks Inc/Ga			72		2,425
Universal Corp/Va			3		151
Univest Financial Corp			7		171
Urban Edge Properties			266		3,742
Urban Edge Properties			114		1,608
Vail Resorts Inc			1		175
Valley National Bancorp			40		451
Valvoline Inc			22		712
Vector Group Ltd			14		162
Ventas Inc			83		3,732
Ventyx Biosciences Inc			1		41
Veritex Holdings Inc			8		218
Viad Corp			6		136
Victoria'S Secret & Co			7		248
Viper Energy Partners Lp			23		722
Voya Financial Inc			4		268
Wabash National Corp			13		288
Walker & Dunlop Inc			5		394
Watsco Inc			1		153
Watts Water Technologies Inc			2		284
Webster Financial Corp			53		2,491
Welltower Inc			85		5,584
Wendy'S Co/The			15		348
Werner Enterprises Inc			5		212
Wesco International Inc			13		1,629
Wesco International Inc			10		1,312
West Pharmaceutical Services I			1		196
Western Alliance Bancorp			2		98
Weyerhaeuser Co			142		4,402
Willscot Mobile Mini Holdings			6		286
Wintrust Financial Corp			6		549
Workiva Inc			1		88
World Fuel Services Corp			35		961
World Fuel Services Corp			28		771
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
World Wrestling Entertainment			4		$247
World Wrestling Entertainment			32		2,180
Xencor Inc			4		96
Xpo Inc			5		157
Yum China Holdings Inc			63		3,444
Yum China Holdings Inc			46		2,528
Zebra Technologies Corp			1		128
Zentalis Pharmaceuticals Inc			1		24
Ziff Davis Inc			1		113
Total U.S. equities					1,379,381

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			1,706		21,659
Asset-Backed Securities Index Fund			1,914		69,337
Commercial Mortgage-Backed Securities Index Fund			907		27,057
GOV1-3A (#101089)			905		109,422
Intermediate Term Credit Bond Index Fund			2,208		127,758
Mortgage-Backed Securities (MBS) Index Fund			1,561		77,773
Total Voya Retirement Ins & Annuity Co 60266					433,006

Prudential GA-62194
Treasury Bond	6.25%	8/15/2023	6,503		6,707
Treasury Note	2.13%	7/31/2024	16,678		16,192
Treasury Note	3.13%	11/15/2028	9,291		8,914
Treasury Note	2.63%	2/15/2029	9,969		9,335
Treasury Note	2.00%	8/15/2025	5,758		5,484
Treasury Note	2.13%	5/15/2025	5,965		5,688
Treasury Note	0.38%	4/30/2025	1,737		1,588
Treasury Note	0.38%	1/31/2026	58		52
Treasury Note	0.75%	3/31/2026	19,086		17,163
Treasury Note	0.75%	4/30/2026	13,609		12,197
Treasury Note	0.88%	6/30/2026	5,071		4,562
Treasury Note	1.25%	11/30/2026	5,684		5,111
Treasury Note	1.50%	11/30/2028	4,376		3,814
Treasury Note	1.25%	12/31/2026	5,013		4,526
Treasury Note	1.75%	3/15/2025	480		456
Treasury Note	2.50%	4/30/2024	546		533
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	2.88%	5/15/2032	7,272		$6,758
Treasury Note	2.50%	5/31/2024	3,036		2,952
Treasury Note	2.75%	7/31/2027	5,080		4,871
Treasury Note	4.25%	9/30/2024	11,624		11,694
Treasury Note	4.13%	11/15/2032	4,674		4,812
Treasury Note	4.50%	11/30/2024	1,514		1,521
Treasury Note	3.88%	11/30/2029	4,054		4,052
Treasury Note	3.88%	11/30/2027	6,602		6,601
Treasury Note	4.00%	12/15/2025	7,611		7,586
Treasury Note	3.88%	12/31/2029	2,399		2,393
Treasury Note	3.88%	12/31/2027	1,489		1,484
Fhlmc	6.75%	3/15/2031	662		794
Fnma	6.63%	11/15/2030	496		585
Fnma	0.50%	6/17/2025	736		670
Fnma	0.88%	8/5/2030	165		133
Fnma	1.63%	1/7/2025	281		268
Pefco	3.55%	1/15/2024	240		240
Pefco	1.40%	7/15/2028	1,671		1,428
Tva	1.50%	9/15/2031	108		85
Fgold 30Yr Giant	5.50%	1/1/2035	36		37
Fgold 30Yr Giant	4.50%	6/1/2039	42		42
Fgold 30Yr Giant	4.00%	11/1/2039	145		141
Fgold 30Yr Giant	4.50%	12/1/2039	83		83
Fgold 30Yr Giant	5.50%	1/1/2040	45		47
Fgold 30Yr Giant	4.00%	12/1/2040	112		108
Fgold 30Yr Giant	4.00%	12/1/2040	125		122
Fgold 30Yr Giant	4.00%	2/1/2041	241		235
Fgold 30Yr Giant	4.50%	4/1/2041	356		355
Fgold 30Yr Giant	3.00%	6/1/2042	151		138
Fgold 30Yr Giant	3.50%	9/1/2042	248		234
Fgold 15Yr Giant	3.00%	1/1/2032	302		287
Fgold 15Yr Giant	2.00%	1/1/2032	176		162
Fgold 30Yr Giant	3.50%	7/1/2047	285		265
Fgold 30Yr Giant	4.00%	8/1/2047	145		139
Fgold 30Yr Giant	4.50%	8/1/2047	154		152
Fgold 30Yr Giant	3.50%	10/1/2047	146		136
Fgold 30Yr Giant	3.50%	1/1/2048	171		159
Fgold 30Yr Giant	5.50%	6/1/2038	212		220
Fgold 30Yr Giant	4.50%	10/1/2039	183		182
Fgold 30Yr Giant	4.50%	11/1/2039	36		35
Fgold 30Yr Giant	3.50%	5/1/2045	397		369
Fgold 30Yr Giant	4.00%	11/1/2045	248		239
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 30Yr Giant	3.50%	12/1/2045	618		$575
Fgold 30Yr Giant	4.00%	12/1/2046	198		190
Fgold 30Yr Giant	3.00%	1/1/2047	371		335
Fgold 30Yr Giant	3.00%	2/1/2047	822		741
Fgold 15Yr Giant	2.50%	12/1/2031	125		117
Fgold 20Yr	3.00%	1/1/2037	139		129
Fgold 20Yr	3.50%	11/1/2037	114		108
Fgold 20Yr	3.00%	12/1/2037	100		92
Fgold 15Yr	4.00%	6/1/2026	51		50
Fgold 15Yr	4.00%	7/1/2026	40		39
Fgold 30Yr	3.00%	12/1/2042	310		282
Fgold 30Yr	3.00%	10/1/2042	178		162
Fgold 30Yr	3.00%	1/1/2043	550		500
Fgold 30Yr	4.00%	11/1/2040	98		95
Fgold 30Yr	4.00%	12/1/2040	316		307
Fgold 15Yr	2.50%	8/1/2028	93		89
Fgold 15Yr	3.00%	8/1/2029	151		146
Fgold 15Yr	2.50%	4/1/2031	181		169
Fgold 15Yr	2.50%	7/1/2031	135		127
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	96		83
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	28		26
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	196		192
Fhlmc 15Yr Umbs Super	4.00%	11/1/2037	986		965
Fhlmc 30Yr Umbs Super	3.00%	2/1/2050	1,688		1,504
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	669		550
Fhlmc 30Yr Umbs Super	2.00%	2/1/2051	1,624		1,333
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	650		503
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	2,652		2,179
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	732		600
Fhlmc 30Yr Umbs Super	2.00%	4/1/2051	706		579
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	2,732		2,337
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	782		640
Fhlmc 30Yr Umbs Super	2.50%	9/1/2051	794		677
Fhlmc 30Yr Umbs Super	3.00%	6/1/2052	798		703
Fhlmc 30Yr Umbs Super	3.50%	8/1/2052	824		752
Fhlmc 30Yr Umbs Super	5.00%	9/1/2052	1,646		1,630
Fhlmc 30Yr Umbs Super	5.50%	1/1/2053	827		834
Fhlmc 30Yr Umbs Super	5.50%	11/1/2052	949		956
Fgold 30Yr	5.00%	8/1/2041	253		257
Fgold 30Yr	5.00%	7/1/2041	45		46
Fhlmc Gold 30Yr	2.50%	1/1/2043	246		217
Fhlmc Gold 30Yr	3.00%	2/1/2043	452		413
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc Gold 30Yr	3.50%	9/1/2043	355		$334
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	245		237
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	371		359
Fhlmc Gold 30Yr	3.50%	12/1/2046	143		134
Fhlmc Gold 30Yr	4.50%	7/1/2047	80		79
Fhlmc Gold 30Yr	4.00%	1/1/2048	258		247
Fhlmc 30Yr Umbs	3.00%	1/1/2050	343		306
Fhlmc 30Yr Umbs	2.50%	10/1/2051	3,587		3,077
Fhlmc 30Yr Umbs	2.50%	4/1/2052	156		132
Fhlmc 30Yr Umbs	2.50%	9/1/2051	811		689
Fhlmc 20Yr Umbs	2.00%	6/1/2040	615		521
Fnma 30Yr	5.50%	5/1/2037	51		52
Fnma 30Yr	5.50%	6/1/2033	69		71
Fnma 30Yr	5.50%	10/1/2033	87		89
Fnma 30Yr	4.00%	12/1/2040	170		165
Fnma 30Yr	4.00%	1/1/2041	208		202
Fnma 30Yr	4.50%	2/1/2041	481		479
Fnma 30Yr	4.00%	2/1/2041	93		90
Fnma 30Yr	4.00%	1/1/2042	255		247
Fnma 30Yr	3.00%	10/1/2043	37		34
Fnma 30Yr	5.00%	12/1/2034	162		164
Fnma 15Yr	3.00%	5/1/2027	193		186
Fnma 30Yr	4.50%	5/1/2039	58		58
Fnma 30Yr	3.50%	8/1/2042	426		402
Fnma 30Yr	3.50%	5/1/2042	704		661
Fnma 30Yr	3.00%	12/1/2042	229		210
Fnma 30Yr	3.00%	1/1/2043	459		419
Fnma 30Yr	3.00%	2/1/2043	539		490
Fnma 30Yr	3.00%	7/1/2043	239		217
Fnma 30Yr	3.50%	3/1/2043	380		358
Fnma 30Yr	3.00%	10/1/2043	115		105
Fnma 15Yr	3.00%	8/1/2028	164		159
Fnma 30Yr	4.00%	9/1/2044	160		155
Fnma 30Yr	4.00%	7/1/2045	133		128
Fnma 30Yr	3.50%	5/1/2045	428		402
Fnma 30Yr	3.50%	6/1/2045	544		506
Fnma 15Yr	3.00%	12/1/2030	127		120
Fnma 30Yr	4.00%	12/1/2045	213		205
Fnma 30Yr	3.50%	4/1/2046	224		208
Fnma 30Yr	4.00%	7/1/2046	52		50
Fnma 15Yr	2.00%	8/1/2031	202		185
Fnma 30Yr	2.50%	9/1/2046	285		247
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 20Yr	3.00%	11/1/2036	357		$330
Fnma 30Yr	3.00%	11/1/2046	324		292
Fnma 30Yr	3.00%	12/1/2046	94		85
Fnma 30Yr	3.50%	12/1/2046	400		372
Fnma 30Yr	3.00%	1/1/2047	1,017		917
Fnma 30Yr	4.00%	2/1/2047	416		399
Fnma 15Yr	2.50%	7/1/2028	106		101
Fnma 30Yr	3.00%	9/1/2043	89		81
Fnma 15Yr	2.50%	8/1/2028	119		114
Fnma 15Yr	2.50%	8/1/2028	11		10
Fnma 15Yr	3.00%	11/1/2028	94		91
Fnma 30Yr	4.00%	10/1/2043	77		74
Fnma 15Yr	2.50%	2/1/2029	71		67
Fnma 15Yr	2.50%	7/1/2030	79		74
Fnma 30Yr	5.50%	4/1/2034	76		78
Fnma 30Yr	5.00%	4/1/2034	347		350
Fnma 30Yr	5.50%	9/1/2034	73		75
Fnma 30Yr	5.00%	7/1/2035	104		105
Fnma 30Yr	5.50%	2/1/2035	128		131
Fnma 30Yr	3.00%	10/1/2046	499		450
Fnma 30Yr	3.50%	9/1/2047	296		278
Fnma 15Yr	3.50%	12/1/2030	62		60
Fnma 30Yr	4.00%	1/1/2048	169		162
Fnma 30Yr	4.50%	11/1/2048	112		110
Fnma 30Yr Umbs	3.00%	2/1/2050	464		414
Fnma 30Yr Umbs	3.00%	6/1/2050	500		446
Fnma 30Yr Umbs	2.50%	8/1/2050	2,317		1,987
Fnma 30Yr Umbs	2.00%	12/1/2050	530		438
Fnma 30Yr Umbs	2.50%	3/1/2052	232		197
Fnma 30Yr	3.50%	8/1/2048	111		103
Fnma 30Yr Umbs	3.00%	4/1/2052	767		677
Fnma 30Yr Umbs	3.00%	3/1/2052	797		702
Fnma 30Yr Umbs Super	3.50%	11/1/2048	529		491
Fnma 30Yr Umbs Super	2.50%	4/1/2051	1,184		1,022
Fnma 30Yr Umbs Super	3.00%	7/1/2050	638		569
Fnma 30Yr Umbs Super	3.00%	3/1/2052	1,524		1,358
Fnma 30Yr Umbs Super	3.00%	4/1/2052	1,610		1,433
Fnma 30Yr Umbs Super	2.50%	5/1/2052	792		677
Fnma 30Yr	6.50%	12/1/2037	48		52
Fnma 30Yr	6.00%	5/1/2038	205		216
Fnma 30Yr	4.00%	9/1/2040	106		103
Fnma 30Yr	5.50%	3/1/2038	81		84
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	3/1/2039	35		$34
Fnma 30Yr	4.50%	2/1/2041	466		464
Fnma 30Yr	4.50%	3/1/2041	152		151
Fnma 30Yr	3.50%	5/1/2042	394		373
Fnma 30Yr	3.50%	9/1/2042	147		138
Fnma 30Yr	3.50%	6/1/2042	1,426		1,340
Fnma 30Yr	3.00%	10/1/2042	198		180
Fnma 30Yr	3.50%	11/1/2042	499		468
Fnma 30Yr	3.00%	12/1/2042	408		371
Fnma 30Yr	3.00%	1/1/2043	116		106
Fnma 30Yr	3.00%	1/1/2043	326		297
Fnma 30Yr	3.00%	1/1/2043	347		316
Fnma 30Yr	3.00%	3/1/2043	550		504
Fnma 30Yr	4.50%	9/1/2039	57		56
Fnma 20Yr	4.50%	6/1/2031	106		105
Fnma 30Yr	3.50%	1/1/2046	175		162
Fnma 30Yr	4.50%	12/1/2048	70		69
Fnma 30Yr	3.00%	11/1/2046	306		275
Fnma 30Yr	3.00%	1/1/2047	388		350
Fnma 30Yr	3.50%	8/1/2047	207		192
Fnma 30Yr	4.00%	10/1/2047	644		617
Fnma 30Yr	3.50%	11/1/2047	519		482
Fnma 30Yr	4.50%	3/1/2048	99		97
Fnma 30Yr	4.00%	2/1/2048	145		139
Fnma 30Yr	4.00%	4/1/2048	297		285
Fnma 15Yr	3.50%	3/1/2033	88		86
Fnma 15Yr	3.50%	5/1/2033	211		204
Fnma 30Yr Umbs	2.00%	8/1/2051	831		680
Fnma 30Yr Umbs	2.00%	10/1/2051	1,640		1,341
Fnma 30Yr Umbs	2.50%	11/1/2051	3,197		2,723
Fnma 30Yr Umbs	3.00%	11/1/2051	775		686
Fnma 30Yr Umbs	2.50%	12/1/2051	803		684
Fnma 20Yr Umbs	2.00%	8/1/2040	697		589
Fnma 30Yr Umbs	1.50%	9/1/2050	1,449		1,121
Fnma 30Yr Umbs	2.00%	9/1/2050	1,395		1,147
Fnma 30Yr Umbs	2.50%	9/1/2050	2,040		1,749
Fnma 30Yr Umbs	1.50%	10/1/2050	124		96
Fnma 30Yr Umbs	2.00%	10/1/2050	1,287		1,058
Fnma 30Yr Umbs	2.50%	10/1/2050	3,393		2,908
Fnma 30Yr Umbs	2.00%	11/1/2050	3,415		2,807
Fnma 20Yr Umbs	2.00%	1/1/2041	2,000		1,691
Fnma 30Yr Umbs	1.50%	1/1/2051	1,480		1,145
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr Umbs	2.00%	1/1/2051	669		$549
Fnma 30Yr Umbs	1.50%	12/1/2050	3,690		2,855
Fnma 20Yr Umbs	2.00%	2/1/2041	754		637
Fnma 30Yr Umbs	2.00%	2/1/2051	2,906		2,385
Fnma 30Yr Umbs	2.00%	3/1/2051	1,461		1,198
Fnma 15Yr Umbs	2.00%	5/1/2036	1,308		1,170
Fnma 20Yr Umbs	2.00%	5/1/2041	4,469		3,778
Fnma 20Yr Umbs	2.50%	5/1/2041	1,401		1,223
Fnma 30Yr Umbs	2.50%	4/1/2051	3,156		2,700
Fnma 30Yr Umbs	2.00%	5/1/2051	2,416		1,979
Fnma 30Yr Umbs	3.50%	5/1/2052	824		751
Fnma 30Yr Umbs	4.00%	4/1/2052	1,560		1,469
Fnma 30Yr Umbs	3.50%	7/1/2052	1,640		1,496
Fnma 30Yr Umbs	4.50%	6/1/2052	2,334		2,258
Fnma 30Yr Umbs	5.00%	7/1/2052	802		794
Fnma 15Yr Umbs	4.00%	7/1/2037	619		605
Fnma 30Yr Umbs	3.50%	9/1/2052	819		747
Fnma 30Yr Umbs	5.50%	11/1/2052	827		834
Fnma 30Yr Umbs	5.50%	1/1/2053	414		417
Fnma 30Yr	4.00%	7/1/2040	54		52
Fnma 30Yr	3.50%	6/1/2039	107		100
Fnma 30Yr	4.00%	10/1/2040	41		40
Gnma 30Yr	3.50%	1/15/2042	220		207
Gnma 30Yr	3.00%	11/15/2042	334		303
Gnma2 30Yr	4.00%	4/20/2042	66		65
Gnma2 30Yr	3.00%	8/20/2042	127		116
Gnma2 30Yr	3.50%	8/20/2042	377		356
Gnma2 30Yr	3.00%	9/20/2042	262		239
Gnma2 30Yr	3.50%	9/20/2042	308		291
Gnma2 30Yr	3.50%	10/20/2042	306		289
Gnma2 30Yr	3.00%	12/20/2042	134		123
Gnma2 30Yr	3.00%	1/20/2043	186		170
Gnma2 30Yr	3.50%	5/20/2043	390		369
Gnma2 30Yr	4.50%	6/20/2044	200		200
Gnma2 30Yr	3.50%	10/20/2044	313		296
Gnma2 30Yr	4.00%	10/20/2044	238		230
Gnma2 30Yr	3.00%	12/20/2044	73		67
Gnma2 30Yr	3.50%	4/20/2046	208		196
Gnma2 30Yr	3.50%	4/20/2045	358		337
Gnma2 30Yr	3.50%	6/20/2045	146		137
Gnma2 30Yr	3.00%	8/20/2045	184		168
Gnma2 30Yr	3.00%	9/20/2045	174		158
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	12/20/2045	383		$371
Gnma2 30Yr	3.00%	5/20/2046	245		222
Gnma2 30Yr	4.00%	5/20/2046	187		181
Gnma2 30Yr	3.00%	7/20/2046	556		506
Gnma2 30Yr	3.50%	7/20/2046	159		150
Gnma2 30Yr	3.50%	8/20/2046	182		172
Gnma2 30Yr	3.50%	9/20/2046	190		179
Gnma2 30Yr	3.00%	10/20/2046	471		428
Gnma2 30Yr	4.00%	10/20/2046	73		71
Gnma2 30Yr	3.50%	11/20/2046	60		56
Gnma2 30Yr	4.00%	11/20/2046	88		85
Gnma2 30Yr	2.50%	12/20/2046	124		109
Gnma2 30Yr	3.50%	12/20/2046	656		618
Gnma2 30Yr	4.00%	3/20/2047	181		176
Gnma2 30Yr	3.50%	8/20/2048	109		102
Gnma2 30Yr	3.50%	7/20/2047	239		224
Gnma2 30Yr	4.00%	8/20/2047	232		223
Gnma2 30Yr	3.50%	8/20/2047	165		155
Gnma2 30Yr	4.00%	9/20/2047	272		262
Gnma2 30Yr	3.50%	11/20/2047	447		419
Gnma2 30Yr	4.00%	12/20/2047	114		110
Gnma2 30Yr	3.00%	1/20/2048	215		195
Gnma2 30Yr	4.00%	1/20/2048	167		161
Gnma2 30Yr	4.50%	1/20/2048	111		110
Gnma2 30Yr	4.50%	2/20/2048	104		102
Gnma2 30Yr	3.00%	10/20/2049	77		69
Gnma2 30Yr	3.50%	12/20/2048	243		228
Gnma2 30Yr	3.00%	7/20/2049	247		223
Gnma2 30Yr	3.00%	9/20/2049	274		248
Gnma 30Yr	3.00%	12/20/2049	331		299
Gnma2 30Yr	3.50%	12/20/2049	173		162
Gnma2 30Yr	2.00%	3/20/2051	646		545
Gnma2 30Yr	2.50%	3/20/2051	3,615		3,155
Gnma2 30Yr	2.50%	5/20/2051	1,855		1,618
Gnma2 30Yr	3.00%	6/20/2051	514		461
Gnma2 30Yr	2.00%	7/20/2051	738		622
Gnma2 30Yr	3.00%	7/20/2051	1,740		1,561
Gnma2 30Yr	2.50%	8/20/2051	827		720
Gnma2 30Yr	3.00%	8/20/2051	929		833
Gnma2 30Yr	2.00%	9/20/2051	1,815		1,528
Gnma2 30Yr	2.00%	12/20/2051	1,549		1,302
Gnma2 30Yr	4.50%	8/20/2052	840		817
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	5.00%	8/20/2052	1,653		$1,644
Gnma 30Yr	3.50%	5/15/2043	124		116
Gnma 30Yr	3.00%	3/15/2043	145		132
Gnma2 15Yr	3.00%	3/20/2027	43		41
Gnma2 30Yr	5.00%	8/20/2039	42		43
Gnma2 30Yr	4.50%	5/20/2040	162		162
Gnma2 30Yr	4.50%	7/20/2040	102		102
Gnma2 30Yr	4.00%	9/20/2040	121		118
Gnma2 30Yr	4.00%	10/20/2040	191		187
Gnma2 30Yr	4.50%	10/20/2040	119		119
Gnma2 30Yr	4.50%	12/20/2040	172		172
Gnma2 30Yr	4.00%	2/20/2041	43		42
Gnma2 30Yr	4.00%	1/20/2041	78		76
Gnma2 30Yr	4.00%	3/20/2041	125		122
Gnma2 30Yr	5.00%	4/20/2041	151		154
Gnma2 30Yr	4.50%	8/20/2041	150		150
Gnma2 30Yr	4.50%	7/20/2041	49		49
Gnma 30Yr	4.50%	11/15/2039	67		67
Gnma 30Yr	4.50%	4/15/2040	158		158
Gnma 30Yr	5.00%	5/15/2035	60		61
Gnma 30Yr Platinum	5.00%	7/15/2039	79		81
Gnma 30Yr	5.50%	4/15/2038	24		25
Gnma 30Yr	5.50%	6/15/2038	126		131
Umbs 30Yr Tba(Reg A)	3.50%	1/12/2023	1,655		1,504
Umbs 30Yr Tba(Reg A)	4.00%	1/12/2023	827		777
Gnma2 30Yr Tba(Reg C)	3.00%	1/23/2023	827		737
Gnma2 30Yr Tba(Reg C)	5.50%	2/21/2023	414		416
Bbcms_20-C8	1.62%	10/15/2053	1,406		1,202
Bank_21-Bn37	2.37%	11/15/2064	993		807
Bank_19-Bn22	2.73%	11/15/2062	786		679
Bank_21-Bn31	1.77%	2/15/2054	1,655		1,308
Bbcms_19-C4	2.66%	8/15/2052	993		870
Bmark_20-B17	2.04%	3/15/2053	1,986		1,637
Bmark_20-B18	1.67%	7/15/2053	1,158		929
Bmark_21-B31	2.67%	12/15/2054	827		688
Comm_15-Pc1	3.62%	7/10/2050	351		340
Comm_15-Cr25	3.51%	8/10/2048	833		795
Comm_16-Dc2	3.50%	2/10/2049	872		829
Comm_16-Dc2	3.77%	2/10/2049	1,158		1,104
Csail_15-C3	3.45%	8/15/2048	745		712
Csail_16-C5	3.76%	11/15/2048	612		585
Csail_16-C7	3.21%	11/15/2049	799		747
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Dbjpm_17-C6	3.27%	6/10/2050	248		$240
	Cgcmt_15-Gc33	3.52%	9/10/2058	339		324
	Jpmbb_15-C30	3.55%	7/15/2048	903		865
	Jpmcc_19-Cor4	3.76%	3/10/2052	1,324		1,236
	Msbam_15-C23	3.45%	7/15/2050	1,610		1,537
	Msbam_15-C24	3.73%	5/15/2048	1,655		1,580
	Msbam_15-C25	3.37%	10/15/2048	1,158		1,101
	Ubscm_18-C8	3.72%	2/15/2051	1,369		1,275
	Ubscm_19-C17	2.67%	10/15/2052	414		354
	Ubscm_18-C13	4.07%	10/15/2051	1,324		1,265
	Wfcm_16-C37	3.79%	12/15/2049	1,001		948
	American Intl Grp Inc	3.90%	4/1/2026	283		277
	Anthem Inc	3.65%	12/1/2027	157		149
	Anthem Inc	4.10%	3/1/2028	199		193
	Anthem Inc	2.25%	5/15/2030	323		269
	Arch Cap Fin Llc	4.01%	12/15/2026	41		40
	Banco Santander Sa	3.80%	2/23/2028	662		611
	Banco Santander Sa	3.49%	5/28/2030	662		561
	Bank Of Amer Corp	4.00%	1/22/2025	298		297
	Bank Of Amer Corp	3.95%	4/21/2025	678		667
	Bank Of Amer Corp	3.97%	3/5/2029	1,878		1,761
	Bank Of Amer Corp	3.97%	2/7/2030	414		383
	Bank Of Amer Corp	2.50%	2/13/2031	1,531		1,262
	Bank Of Amer Corp	2.69%	4/22/2032	41		33
*	Bank Of NY Mellon Corp	1.60%	4/24/2025	149		139
	Barclays Plc	4.97%	5/16/2029	182		173
	Barclays Plc	3.93%	5/7/2025	827		807
	Barclays Plc	2.28%	11/24/2027	620		540
	Broadstone Net Lease Inc	2.60%	9/15/2031	323		245
	Cna Finl Corp	3.95%	5/15/2024	339		335
	Corebridge Finl Inc	3.90%	4/5/2032	505		448
	Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	869		780
	Cubesmart Lp	2.25%	12/15/2028	141		116
	Fairfax Fin Hldgs Ltd	5.63%	8/16/2032	108		104
	Goldman Sachs Grp Inc	4.22%	5/1/2029	786		739
	Goldman Sachs Grp Inc	1.99%	1/27/2032	852		659
	Goldman Sachs Grp Inc	1.43%	3/9/2027	273		240
	Goldman Sachs Grp Inc	2.62%	4/22/2032	256		206
	Goldman Sachs Grp Inc	1.54%	9/10/2027	778		676
	Hsbc Hldgs Plc	4.58%	6/19/2029	604		557
	Hsbc Holdings Plc	1.65%	4/18/2026	165		150
	Hcp Inc	3.00%	1/15/2030	199		173
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Jpmorgan Chase & Co	3.88%	9/10/2024	323		$320
Jpmorgan Chase & Co	3.51%	1/23/2029	2,449		2,265
Jpmorgan Chase & Co	4.45%	12/5/2029	414		391
Jpmorgan Chase & Co	2.74%	10/15/2030	678		575
Jpmorgan Chase & Co	2.58%	4/22/2032	968		781
Kimco Realty Corp	1.90%	3/1/2028	496		420
Lincoln Natl Corp	3.05%	1/15/2030	74		63
Lloyds Bkg Grp Plc	4.38%	3/22/2028	331		318
Markel Corp	3.35%	9/17/2029	347		306
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	207		203
Mitsubishi Ufj Fin Grp Inc	1.54%	7/20/2027	579		508
Morgan Stanley	4.43%	1/23/2030	761		727
Morgan Stanley	2.70%	1/22/2031	1,291		1,087
Morgan Stanley	1.93%	4/28/2032	927		705
Morgan Stanley	3.77%	1/24/2029	447		417
Morgan Stanley	3.88%	1/27/2026	670		660
Morgan Stanley	2.51%	10/20/2032	74		59
Morgan Stanley	1.59%	5/4/2027	157		139
Nomura Hldgs Inc	2.61%	7/14/2031	331		260
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	91		91
Realty Income Corp	3.10%	12/15/2029	290		253
Royal Bk Of Canada	1.15%	6/10/2025	703		645
Simon Property Grp Lp	3.75%	2/1/2024	654		654
Simon Property Grp Lp	3.50%	9/1/2025	132		129
Simon Property Grp Lp	2.65%	2/1/2032	174		142
Unitedhealth Grp Inc	3.75%	7/15/2025	480		478
Unum Grp	4.00%	6/15/2029	786		712
Ventas Realty Lp	3.85%	4/1/2027	207		197
Wells Fargo & Co	3.00%	10/23/2026	472		439
Wells Fargo & Co	2.57%	2/11/2031	745		625
Wells Fargo & Co	4.81%	7/25/2028	587		586
At&T Inc	2.30%	6/1/2027	422		377
At&T Inc	2.55%	12/1/2033	415		322
Abbvie Inc	3.20%	11/21/2029	1,415		1,284
Altria Grp Inc	4.00%	1/31/2024	397		400
Anheuser Busch Inbev Worldwide Inc	4.75%	1/23/2029	612		619
Apple Inc	3.25%	2/23/2026	215		209
Automatic Data Processing Inc	1.70%	5/15/2028	157		137
Autonation Inc	1.95%	8/1/2028	116		94
Autozone Inc	3.75%	4/18/2029	83		77
Bat Cap Corp	3.56%	8/15/2027	99		92
Bat Cap Corp	4.70%	4/2/2027	91		89
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bat Intl Fin Plc	4.45%	3/16/2028	463		$435
Becton Dickinson & Co	3.73%	12/15/2024	265		259
Berry Global Inc	1.57%	1/15/2026	99		89
Boeing Co	2.25%	6/15/2026	174		157
Boeing Co	3.10%	5/1/2026	50		47
Boeing Co	2.70%	2/1/2027	703		644
Boeing Co	2.20%	2/4/2026	414		380
Broadcom Inc	4.11%	9/15/2028	870		824
Broadcom Inc	3.15%	11/15/2025	98		93
Broadcom Inc	3.42%	4/15/2033	316		257
Broadcom Inc	4.00%	4/15/2029	389		358
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	256		254
Cigna Corp	4.50%	2/25/2026	769		771
Cigna Corp	2.40%	3/15/2030	331		280
Cvs Hlth Corp	4.30%	3/25/2028	260		255
Carlisle Cos Inc	2.20%	3/1/2032	480		369
Cenovus Energy Inc	2.65%	1/15/2032	165		134
Charter Comms Operating Llc Cap	5.05%	3/30/2029	521		497
Charter Comms Operating Llc Cap	2.80%	4/1/2031	620		487
Cintas Corp No 2	3.70%	4/1/2027	207		202
Comcast Corp	3.70%	4/15/2024	182		181
Comcast Corp	4.15%	10/15/2028	116		112
Constellation Brands Inc	3.70%	12/6/2026	132		126
Constellation Brands Inc	4.40%	11/15/2025	99		98
Constellation Brands Inc	2.25%	8/1/2031	240		193
Continental Airlines Inc	4.15%	4/11/2024	31		30
Continental Airlines Inc	4.00%	10/29/2024	96		92
Dcp Midstream Operating Lp	5.13%	5/15/2029	165		161
Diamondback Energy Inc	3.50%	12/1/2029	8		7
Diamondback Energy Inc	3.13%	3/24/2031	314		264
Discovery Comm Llc	3.95%	3/20/2028	1,191		1,073
Dowdupont Inc	4.49%	11/15/2025	290		287
Eog Resources Inc	3.15%	4/1/2025	58		56
Eastman Chemical Co	3.80%	3/15/2025	108		106
Energy Transfer Lp	4.75%	1/15/2026	549		549
Enterprise Products Operating Llc	3.13%	7/31/2029	331		296
Equifax Inc	2.60%	12/1/2024	447		427
Equifax Inc	2.35%	9/15/2031	455		357
Expedia Grp Inc	4.63%	8/1/2027	414		406
Fmc Corp	3.45%	10/1/2029	496		443
Fiserv Inc	3.85%	6/1/2025	256		250
Fiserv Inc	2.75%	7/1/2024	33		32
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freeport Mcmoran Inc	4.38%	8/1/2028	248		$237
Glp Cap Lp Glp Fin Ii Inc	5.38%	4/15/2026	290		289
General Motors Fin Co Inc	4.00%	1/15/2025	422		417
General Motors Fin Co Inc	3.60%	6/21/2030	1,282		1,085
Halliburton Co	3.80%	11/15/2025	60		58
Helmerich & Payne Inc	2.90%	9/29/2031	248		203
Intuit Inc	1.35%	7/15/2027	50		43
Kinross Gold Corp	4.50%	7/15/2027	83		80
Lyb Intl Fin Iii Llc	2.25%	10/1/2030	99		80
Laboratory Corp Of Amer	3.60%	2/1/2025	397		391
Mplx Lp	4.50%	7/15/2023	331		336
Mplx Lp	4.13%	3/1/2027	157		151
Mplx Lp	4.00%	3/15/2028	141		133
Mplx Lp	4.25%	12/1/2027	306		291
Mplx Lp	2.65%	8/15/2030	290		239
Magallanes Inc	4.28%	3/15/2032	538		452
Magellan Midstream Partners Lp	3.25%	6/1/2030	199		174
Marriott Intl Inc	3.13%	6/15/2026	248		233
Martin Marietta Materials Inc	2.50%	3/15/2030	99		83
Martin Marietta Materials Inc	2.40%	7/15/2031	124		101
Mcdonalds Corp	3.70%	1/30/2026	290		287
Mylan Inc	4.55%	4/15/2028	1,059		993
Newmont Goldcorp Corp	2.80%	10/1/2029	389		335
Newmont Corp	2.25%	10/1/2030	74		60
Newmont Corp	2.60%	7/15/2032	165		134
Nucor Corp	4.30%	5/23/2027	215		211
O Reilly Automotive Inc	1.75%	3/15/2031	83		65
Oreilly Automotive Inc	4.70%	6/15/2032	182		177
Oneok Inc	3.40%	9/1/2029	149		131
Oneok Inc	3.10%	3/15/2030	984		837
Owens Corning Inc	4.20%	12/1/2024	496		491
Owens Corning Inc	3.95%	8/15/2029	124		115
Phillips 66	2.15%	12/15/2030	248		199
Pioneer Natural Resources Co	1.13%	1/15/2026	745		668
Plains All Amern Pipeline Lp	3.55%	12/15/2029	132		116
Southwest Airlines Co	5.13%	6/15/2027	199		197
Steel Dynamics Inc	3.45%	4/15/2030	496		442
Stryker Corp	3.38%	5/15/2024	132		130
Stryker Corp	3.38%	11/1/2025	116		113
Energy Transfer Lp	3.90%	7/15/2026	745		718
T Mobile Usa Inc	3.88%	4/15/2030	281		258
T Mobile Usa Inc	2.05%	2/15/2028	1,075		935
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	397		$327
Teledyne Tech Inc	2.25%	4/1/2028	405		353
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	695		608
Tyson Foods Inc	4.00%	3/1/2026	422		414
Raytheon Tech Corp	4.13%	11/16/2028	149		144
Verizon Comms Inc	4.33%	9/21/2028	455		444
Verizon Comms Inc	4.02%	12/3/2029	683		644
Viatris Inc	2.70%	6/22/2030	347		273
Vulcan Materials Co	3.50%	6/1/2030	290		257
Wabtec Corp	3.45%	11/15/2026	331		310
Weyerhaeuser Co	4.00%	4/15/2030	306		283
Williams Cos Inc	3.75%	6/15/2027	248		235
Williams Cos Inc	4.30%	3/4/2024	323		323
Workday Inc	3.50%	4/1/2027	74		70
Workday Inc	3.70%	4/1/2029	199		184
Aep Texas Inc	2.10%	7/1/2030	927		762
Ameren Illinois Co	3.80%	5/15/2028	447		428
Atlantic City Elec Co	2.30%	3/15/2031	141		116
Avangrid Inc	3.20%	4/15/2025	620		598
Centerpoint Energy Inc	2.95%	3/1/2030	248		216
Cleveland Elec Illuminating Co	5.50%	8/15/2024	248		255
Commonwealth Edison Co	3.70%	8/15/2028	265		253
Dte Energy Co	1.50%	10/1/2024	240		231
Dte Elec Co	2.25%	3/1/2030	223		191
Duke Energy Carolinas Llc	3.95%	11/15/2028	397		384
Duke Energy Fl Llc	1.75%	6/15/2030	248		199
Emera Us Fin Lp	3.55%	6/15/2026	455		427
Entergy Louisiana Llc	2.40%	10/1/2026	165		152
Evergy Inc	2.90%	9/15/2029	496		434
Eversource Energy	1.65%	8/15/2030	91		72
Fortis Inc	3.06%	10/4/2026	68		64
Nextera Energy Cap Hldgs Inc	2.75%	11/1/2029	290		252
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	199		192
Pacific Gas & Elec Co	4.55%	7/1/2030	331		308
Pacificorp	2.70%	9/15/2030	116		101
Puget Energy Inc	3.65%	5/15/2025	141		135
Puget Energy Inc	4.10%	6/15/2030	273		245
Puget Energy Inc	2.38%	6/15/2028	41		35
Sempra Energy	3.40%	2/1/2028	240		226
Sempra Energy	3.30%	4/1/2025	306		297
Tampa Elec Co	2.40%	3/15/2031	215		176
Tucson Elec Pwr Co	3.25%	5/15/2032	141		121
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Xcel Energy Inc	4.00%	6/15/2028	248		$239
	Hydro Quebec	8.05%	7/7/2024	116		126
	Italy Rep Of	2.38%	10/17/2024	662		626
	Quebec Province Of	7.13%	2/9/2024	207		217
	Advocate Hlth Corp	2.21%	6/15/2030	612		506
	Ascension Hlth	2.53%	11/15/2029	199		171
	Johns Hopkins Univ	4.71%	7/1/2032	207		206
	Peacehealth Obligated Grp	1.38%	11/15/2025	41		37
	Stanford Univ	1.29%	6/1/2027	662		574
	Sutter Health	3.70%	8/15/2028	480		448
	University Ca	3.06%	7/1/2025	786		763
	University Ca	3.35%	7/1/2029	538		497
	University Ca	1.61%	5/15/2030	290		229
	Yale Univ	1.48%	4/15/2030	587		473
	Suzano Austria Gmbh	6.00%	1/15/2029	331		340
	Vale Overseas Ltd	6.25%	8/10/2026	149		158
	Indonesia Rep Of	3.50%	1/11/2028	745		721
	Indonesia Rep Of	4.15%	9/20/2027	447		445
	Panama Rep Of	7.13%	1/29/2026	496		539
	Peru Rep Of	2.78%	1/23/2031	65		55
	Uruguay Oriental Rep Of	4.38%	10/27/2027	877		894
	Mexico United Mexican States	4.50%	4/22/2029	447		431
	Cash	2.63%	2/15/2029	9,969		2,132
	Total Prudential GA-62194					408,117

	American General Life Contract No. 725840
	Cash Collateral Fut Rdr Usd	4.23%	12/31/2060	343		343
	Vm Cash Fut Dom Rdr Usd	4.23%	12/31/2060	208		208
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	1,075		1,068
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	500		481
	Slclt 2007-1 A4 3Mlib+6Bp	4.67%	5/15/2029	400		387
	Slma 2005-7 A4 3Mlib+15Bp	4.51%	10/25/2029	270		268
	Fh Arm 1Q1534 H15T1Y+222.9 10.262	3.22%	6/1/2037	171		173
	Fn Arm 793029 Us0006M+158.2 10.869	4.32%	7/1/2034	113		115
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	26		26
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	2		2
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	10		10
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	496		499
*	Collective U.S. Gov't Stif 15 Bps	4.20%	12/1/2030	429		429
	Fed Home Ln Bk Bd (2.963Mmm)	3.38%	12/8/2023	1,406		1,386
	U S Treasury Note	0.13%	7/31/2023	41,365		40,277
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
U S Treasury Note	0.13%	5/31/2023	8,108		$7,963
U S Treasury Repo	4.26%	1/4/2023	16,215		16,215
U S Treasury Repo	4.35%	1/3/2023	16,215		16,215
7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	745		709
Advent Health System	2.95%	3/1/2029	496		427
American Express Co Sofr Sr Unsec Sofr	4.74%	5/3/2024	1,655		1,653
American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	414		384
Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	993		849
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	827		796
Avangrid Inc Sr Unsec	3.80%	6/1/2029	662		604
Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	2,068		1,694
Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,986		1,760
Dell Int Llc / Emc Corp	4.90%	10/1/2026	414		408
Dell Int Llc / Emc Corp	6.02%	6/15/2026	414		423
Emory University Unsec	2.14%	9/1/2030	1,075		895
Equitable Financial Life Sec 144A	1.80%	3/8/2028	579		485
Florida Power & Light 1St Mtg	2.45%	2/3/2032	496		416
Ga Global Funding Trust 144A	1.00%	4/8/2024	1,158		1,086
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	579		482
Ga Global Funding Trust Sec 144A	2.25%	1/6/2027	414		365
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	3,309		3,155
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	827		780
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	827		818
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,482		2,297
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	1,075		948
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,406		1,384
Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	248		229
Morgan Stanley Sr Unsec	3.59%	7/22/2028	827		763
Morgan Stanley Sr Unsec	3.63%	1/20/2027	2,151		2,034
Nvr Inc Sr Unsec	3.00%	5/15/2030	662		559
Pacific Gas & Electric	3.00%	6/15/2028	496		431
Pacific Gas & Electric Sr Sec	4.25%	8/1/2023	414		412
Pacific Gas & Electric Sr Sec	3.85%	11/15/2023	662		653
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	662		604
Rga Global Funding Sec 144A	2.00%	11/30/2026	827		734
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	910		871
Seattle Children Hosp Unsec	1.21%	10/1/2027	745		606
Southern Cal Edison 1St Mtge Sofr	4.24%	4/3/2023	1,158		1,157
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	993		918
Stanford University Unsec	1.29%	6/1/2027	579		504
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Sutter Health Unsec	3.70%	8/15/2028	993		$917
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,655		1,452
Verizon Communications Sr Unsec	2.55%	3/21/2031	827		684
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	579		538
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	1,034		969
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	827		771
Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	1,075		919
Yale University Unsec	0.87%	4/15/2025	1,655		1,524
Zimmer Biomet Holdings Inc Sr Unsec Smr	3.55%	4/1/2025	910		880
Barclays Plc Sr Unsec	3.65%	3/16/2025	827		796
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	1,075		1,001
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	1,241		1,024
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,241		1,134
Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	910		732
Credit Suisse Group Ag Srunsec 144A Sofr	6.44%	8/11/2028	827		756
Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	827		646
Deutsche Bank Ny Sofr	3.04%	5/28/2032	1,158		884
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	3,144		2,905
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	1,241		1,148
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	1,158		1,094
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	414		374
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,241		1,167
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	827		752
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	662		554
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	827		733
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	827		827
Santander Uk Group Hldgs Sr Unsec Sofr	2.47%	1/11/2028	165		142
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	1,158		900
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	827		819
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	993		751
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	827		658
Ubs Group Ag Sr Unsec 144A	4.70%	8/5/2027	290		281
Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	1,158		1,024
Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,903		1,682
Fed Home Ln Bk Glbl Nt (2Mmm)	4.50%	10/3/2024	4,467		4,465
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	2,234		1,948
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	3,226		2,888
Fin Fut Us 2Yr Cbt 03/31/23	6.00%	4/1/2023	14,230		14,591
Fin Fut Us Ultra 10Yr Cbt 03/22/23	6.00%	3/23/2023	(4,964)		(5,871)
Fin Fut Us Ultra 30Yr Cbt 03/22/23	6.00%	3/23/2023	(993)		(1,333)
Carmx 2022-4 A3	5.34%	8/16/2027	827		836
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	906		816
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,019		$950
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	23		21
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	398		370
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	3,655		3,405
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	55		53
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	691		666
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	583		561
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	111		104
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	17		17
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	14		14
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	61		61
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	20		20
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9		10
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8		8
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	4		4
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	134		139
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	110		111
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	59		61
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	126		131
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	6		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	82		86
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	46		48
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	212		220
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	29		30
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	68		71
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	651		658
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,394		1,270
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	7,384		6,502
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,363		1,212
Fnma Pass Thru 30Yr #Ma4698	3.00%	8/1/2052	8,565		7,539
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2053	8,687		8,371
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2053	1,737		1,713
Fnma Tba 5.0% Jan 30Yr	5.00%	1/12/2053	11,086		10,935
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	424		408
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	915		883
Gnma Ii Tba 2.5% Jan 30Yr Jmbo	2.50%	1/23/2053	5,957		5,172
Bay Area Ca Toll Auth	2.57%	4/1/2031	993		871
La Local Govt Envrn-A	4.15%	2/1/2033	248		235
La Local Govt Envrn-A	4.28%	2/1/2036	745		693
Nyc Transtnl Fin-C3	3.50%	11/1/2032	1,861		1,607
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,406		1,422
Sales Tax Securitiztn	2.96%	1/1/2032	827		679
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Ut St-Babs-B	3.54%	7/1/2025	1,245		$1,222
	Va St Clg Bldg Auth-B	0.77%	9/1/2026	1,125		969
	U S Treasury Note	4.38%	10/31/2024	67,591		67,435
	U S Treasury Note	4.25%	10/15/2025	19,855		19,858
	U S Treasury Note	0.38%	1/31/2026	12,410		11,054
	Uninvested Cash Plus Receivables					1,539
	Net Unsettled Trades					(42,492)
	Net Futures Held					(7,386)
	Broker Cash Collateral Received					(242)
	Total American General Life Contract No. 725840					278,430

	Royal Bank of Canada Contract No. Citigroup01
	Cash Collateral Fut Rdr Usd	4.23%	12/31/2060	343		343
	Vm Cash Fut Dom Rdr Usd	4.23%	12/31/2060	208		208
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	1,075		1,068
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	500		481
	Slclt 2007-1 A4 3Mlib+6Bp	4.67%	5/15/2029	400		387
	Slma 2005-7 A4 3Mlib+15Bp	4.51%	10/25/2029	270		268
	Fh Arm 1Q1534 H15T1Y+222.9 10.262	3.22%	6/1/2037	171		173
	Fn Arm 793029 Us0006M+158.2 10.869	4.32%	7/1/2034	113		115
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	26		26
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	2		2
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	10		10
	Met Trn Auth-A2-Babs	5.36%	11/15/2023	496		499
*	Collective U.S. Gov't Stif 15 Bps	4.20%	12/1/2030	429		429
	Fed Home Ln Bk Bd (2.963Mmm)	3.38%	12/8/2023	1,406		1,386
	U S Treasury Note	0.13%	7/31/2023	41,365		40,277
	U S Treasury Note	0.13%	5/31/2023	8,108		7,963
	U S Treasury Repo	4.26%	1/4/2023	16,215		16,215
	U S Treasury Repo	4.35%	1/3/2023	16,215		16,215
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	745		709
	Advent Health System	2.95%	3/1/2029	496		427
	American Express Co Sofr Sr Unsec Sofr	4.74%	5/3/2024	1,655		1,653
	American Homes 4 Rent Sr Unsec	4.25%	2/15/2028	414		384
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	993		849
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	827		796
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	662		604
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	2,068		1,694
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,986		1,760
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	414		408
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	414		423
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Emory University Unsec	2.14%	9/1/2030	1,075		$895
Equitable Financial Life Sec 144A	1.80%	3/8/2028	579		485
Florida Power & Light 1St Mtg	2.45%	2/3/2032	496		416
Ga Global Funding Trust 144A	1.00%	4/8/2024	1,158		1,086
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	579		482
Ga Global Funding Trust Sec 144A	2.25%	1/6/2027	414		365
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	3,309		3,155
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	827		780
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	827		818
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,482		2,297
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	1,075		948
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,406		1,384
Lloyds Banking Group Plc Sr Unsec	3.75%	3/18/2028	248		229
Morgan Stanley Sr Unsec	3.59%	7/22/2028	827		763
Morgan Stanley Sr Unsec	3.63%	1/20/2027	2,151		2,034
Nvr Inc Sr Unsec	3.00%	5/15/2030	662		559
Pacific Gas & Electric	3.00%	6/15/2028	496		431
Pacific Gas & Electric Sr Sec	4.25%	8/1/2023	414		412
Pacific Gas & Electric Sr Sec	3.85%	11/15/2023	662		653
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	662		604
Rga Global Funding Sec 144A	2.00%	11/30/2026	827		734
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	910		871
Seattle Children Hosp Unsec	1.21%	10/1/2027	745		606
Southern Cal Edison 1St Mtge Sofr	4.24%	4/3/2023	1,158		1,157
Southern Calif Gas Co Sr Unsec	2.95%	4/15/2027	993		918
Stanford University Unsec	1.29%	6/1/2027	579		504
Sutter Health Unsec	3.70%	8/15/2028	993		917
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,655		1,452
Verizon Communications Sr Unsec	2.55%	3/21/2031	827		684
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	579		538
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	1,034		969
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	827		771
Wells Fargo & Company Sr Unsec Tsfr3M	2.88%	10/30/2030	1,075		919
Yale University Unsec	0.87%	4/15/2025	1,655		1,524
Zimmer Biomet Holdings Inc Sr Unsec Smr	3.55%	4/1/2025	910		880
Barclays Plc Sr Unsec	3.65%	3/16/2025	827		796
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	1,075		1,001
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	1,241		1,024
Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,241		1,134
Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	910		732
Credit Suisse Group Ag Srunsec 144A Sofr	6.44%	8/11/2028	827		756
Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	827		646
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Deutsche Bank Ny Sofr	3.04%	5/28/2032	1,158		$884
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	3,144		2,905
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	1,241		1,148
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	1,158		1,094
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	414		374
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,241		1,167
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	827		752
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	662		554
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	827		733
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	827		827
Santander Uk Group Hldgs Sr Unsec Sofr	2.47%	1/11/2028	165		142
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	1,158		900
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	827		819
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	993		751
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	827		658
Ubs Group Ag Sr Unsec 144A	4.70%	8/5/2027	290		281
Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	1,158		1,024
Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,903		1,682
Fed Home Ln Bk Glbl Nt (2Mmm)	4.50%	10/3/2024	4,467		4,465
Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	2,234		1,948
Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	3,226		2,888
Fin Fut Us 2Yr Cbt 03/31/23	6.00%	4/1/2023	14,230		14,591
Fin Fut Us Ultra 10Yr Cbt 03/22/23	6.00%	3/23/2023	(4,964)		(5,871)
Fin Fut Us Ultra 30Yr Cbt 03/22/23	6.00%	3/23/2023	(993)		(1,333)
Carmx 2022-4 A3	5.34%	8/16/2027	827		836
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	906		816
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,019		950
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	23		21
Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	398		370
Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	3,655		3,405
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	55		53
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	691		666
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	583		561
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	111		104
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	17		17
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	14		14
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	61		61
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	20		20
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9		10
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8		8
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	4		$4
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	134		139
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	110		111
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	59		61
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	126		131
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	6		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	82		86
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	46		48
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	212		220
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	29		30
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	68		71
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	651		658
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,394		1,270
Fnma Pass Thru 30Yr #Bv2616	3.00%	7/1/2052	7,384		6,502
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,363		1,212
Fnma Pass Thru 30Yr #Ma4698	3.00%	8/1/2052	8,565		7,539
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2053	8,687		8,371
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2053	1,737		1,713
Fnma Tba 5.0% Jan 30Yr	5.00%	1/12/2053	11,086		10,935
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	424		408
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	915		883
Gnma Ii Tba 2.5% Jan 30Yr Jmbo	2.50%	1/23/2053	5,957		5,172
Bay Area Ca Toll Auth	2.57%	4/1/2031	993		871
La Local Govt Envrn-A	4.15%	2/1/2033	248		235
La Local Govt Envrn-A	4.28%	2/1/2036	745		693
Nyc Transtnl Fin-C3	3.50%	11/1/2032	1,861		1,607
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,406		1,422
Sales Tax Securitiztn	2.96%	1/1/2032	827		679
Ut St-Babs-B	3.54%	7/1/2025	1,245		1,222
Va St Clg Bldg Auth-B	0.77%	9/1/2026	1,125		969
U S Treasury Note	4.38%	10/31/2024	67,591		67,435
U S Treasury Note	4.25%	10/15/2025	19,855		19,858
U S Treasury Note	0.38%	1/31/2026	12,410		11,054
Uninvested Cash Plus Receivables					1,539
Net Unsettled Trades					(42,492)
Net Futures Held					(7,386)
Broker Cash Collateral Received					(242)
Total Royal Bank of Canada Contract No. Citigroup01					278,430

American United Life Insurance Company: S00020
Amxca 2022-4 A	5.18%	10/15/2025	776		784
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Bbcms 2022-C18 A2	5.50%	11/15/2027	1,547		$1,569
Bmwot 2022-A A3	3.21%	6/25/2025	283		276
Bank 2018-Bn13 A1	3.22%	5/15/2023	7,032		544
Cd 2016-Cd2 A3	3.25%	10/13/2026	1,406		1,243
Cnh 2019-C A3	2.01%	7/17/2023	3,309		647
Comm 2014-Cr14 A2	3.15%	3/10/2023	4,095		1,044
Comet 2021-A1 A1	0.55%	7/15/2024	3,351		3,137
Cnp 2012-1 A3	3.03%	10/15/2024	3,475		1,593
Cgcmt 2019-C7 A1	2.08%	11/15/2024	3,309		1,761
Dbjpm 2017-C6 A4	3.07%	5/10/2027	1,655		1,526
Dcent 2022-A3 A3	3.56%	7/15/2025	2,043		1,988
Fnr 2014-81 Ve	3.00%	1/27/2025	2,647		2,552
Fnr 2017-104 Pa	3.00%	9/25/2028	10,259		1,819
Fnr 2022-29 Nq	4.00%	4/27/2026	2,482		2,112
Fnr 2022-50 A	4.50%	6/25/2026	2,565		2,448
Fnr 2022-54 Da	4.50%	9/25/2030	1,737		1,538
Fhr 4272 Yg	2.00%	11/15/2023	8,273		248
Fhr 4486 Jn	2.00%	4/15/2024	4,964		234
Fhr 4571 Ca	2.50%	11/17/2025	6,784		1,104
Fhr 5057 Ab	2.50%	7/25/2028	4,434		2,817
Fhr 4888 Cb	3.00%	5/15/2028	9,100		1,814
Fhr 5254 A	4.50%	10/25/2030	2,465		2,207
Fhr 5263 Ea	4.00%	5/25/2029	2,043		1,919
Fnr 2011-36 Qb	4.00%	7/25/2030	4,550		1,811
Fordl 2022-A A3	3.23%	5/15/2024	1,820		1,787
Fordo 2022-B A3	4.41%	5/15/2025	483		473
Gnr 2013-41 Pa	2.50%	6/20/2023	9,431		276
Gnr 2015-16 Gm	2.00%	10/21/2024	10,259		383
Gnr 2020-74 Dc	1.00%	10/20/2027	6,618		2,177
Gnr 2021-78 D	2.50%	1/20/2031	3,475		2,322
Gnr 2022-85 Ka	4.00%	4/20/2026	2,647		2,432
Gnr 2022-100 Ka	4.00%	7/20/2026	2,068		1,934
Gnr 2022-107 A	3.00%	2/20/2026	2,399		2,028
Jdot 2022-B A3	3.74%	2/17/2026	849		831
Mbart 2022-1 A3	5.21%	5/15/2026	1,254		1,269
Narot 2019-C A3	1.93%	3/15/2023	2,482		292
Narot 2022-B A3	4.46%	3/16/2026	1,502		1,494
T 2 5/8 04/15/25	2.63%	4/15/2025	2,590		2,509
T 2 3/4 05/15/25	2.75%	5/15/2025	3,385		3,279
T 2 7/8 06/15/25	2.88%	6/16/2025	3,361		3,255
T 3 07/15/25	3.00%	7/15/2025	8,513		8,369
Woart 2022-B A3	3.25%	11/17/2025	543		526
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Woart 2022-C A3	3.66%	2/17/2026	1,067		$1,041
Total American United Life Insurance Company: S00020					75,412

Reinsurance Group of America Contract No. RGA00084
Net Receivable			168		168
Us Dollar	3.53%		5,131		5,131
Dominion Energy 2.75 03/15/2023	2.75%	3/15/2023	1,613		1,620
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,406		1,399
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	496		497
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	3,888		3,912
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	2,647		2,645
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,888		3,827
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,316		2,275
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,572		1,524
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	594		558
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	1,655		1,624
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	2,110		2,062
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	2,151		2,113
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,564		1,514
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	827		805
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,613		1,617
U.S. Treasury Note/Bond 1.625 04/30/2023	1.63%	4/30/2023	6,974		6,929
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	1,655		1,556
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	1,034		991
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,531		1,486
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,616		1,585
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,448		1,450
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	745		709
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	579		537
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	1,655		1,571
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	3,688		3,536
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	372		358
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,655		1,557
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fannie Mae 3.077 07/01/2047	3.08%	7/1/2047	983		$964
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	3,179		3,139
Fannie Mae 3.10 07/01/2047	3.10%	7/1/2047	730		716
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	3,513		3,462
Freddie Mac 3.152 05/01/2047	3.15%	5/1/2047	116		113
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,505		2,496
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,519		2,484
Fannie Mae 3.131 06/01/2047	3.13%	6/1/2047	652		641
Freddie Mac 3.37 07/01/2047	3.37%	7/1/2047	60		59
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	662		620
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	827		772
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,587		1,567
Fannie Mae 2.86 10/01/2047	2.86%	10/1/2047	314		306
Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,655		1,542
Fannie Mae 2.987 10/01/2047	2.99%	10/1/2047	138		134
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	3,226		3,005
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	431		425
Slm Student Loan Trust 4.95843 01/25/2041	4.96%	1/25/2041	873		830
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	335		319
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,353		1,325
Slm Student Loan Trust 4.52843 07/25/2040	4.53%	7/25/2040	4,285		4,054
Slm Student Loan Trust 4.98843 01/25/2040	4.99%	1/25/2040	1,912		1,852
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	108		105
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	1,531		1,440
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	910		899
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	414		394
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	198		199
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	657		656
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	826		833
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	869		853
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	1,613		1,577
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	1,655		1,443
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	1,820		1,772
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	745		720
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	414		353
Fannie Mae 3.343 10/01/2049	3.34%	10/1/2049	1,279		1,241
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	2,399		2,374
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	2,192		1,859
U.S. Treasury Note/Bond 0.50 03/15/2023	0.50%	3/15/2023	6,676		6,635
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,903		1,793
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	1,613		$1,606
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	2,316		2,192
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	3,599		3,412
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	745		718
Cvs Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	662		606
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,737		1,506
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	2,192		1,885
Dominion Energy 3.375 04/01/2030	3.38%	4/1/2030	1,903		1,693
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,820		1,654
Tc Energy Corp. 4.10 04/15/2030	4.10%	4/15/2030	1,820		1,683
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	2,565		2,225
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,365		1,124
Jpmorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	1,200		1,118
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,795		1,737
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	4,219		3,427
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	620		521
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	1,365		1,130
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	1,655		1,415
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	5,212		4,331
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	1,655		1,324
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	6,122		5,249
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	7,657		6,580
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	7,699		6,336
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	10,197		8,741
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	2,151		1,694
British American Tobacco Plc 2.259 03/25/2028	2.26%	3/25/2028	1,406		1,176
U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	480		463
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	6,232		5,125
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	2,937		2,608
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	14,398		12,694
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,521		1,341
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	4,798		4,343
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,986		1,731
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	4,226		3,726
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	2,781		2,385
Freddie Mac Pool 2.50 10/01/2050	2.50%	10/1/2050	4,329		3,731
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	5,056		4,458
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,969		2,618
Fannie Mae 2.00 01/01/2051	2.00%	1/1/2051	3,840		3,162
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
U.S. Treasury Note/Bond 0.125 01/31/2023	0.13%	1/31/2023	9,928		9,903
U.S. Treasury Note/Bond 0.125 04/30/2023	0.13%	4/30/2023	8,122		$8,013
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	2,151		1,778
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	869		825
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	2,151		1,838
U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	1,787		1,677
U.S. Treasury Note/Bond 0.125 06/30/2023	0.13%	6/30/2023	16,174		15,815
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	4,095		3,216
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	5,434		4,727
U.S. Treasury Note/Bond 0.125 08/31/2023	0.13%	8/31/2023	10,763		10,443
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	3,103		2,664
U.S. Treasury Note/Bond 0.50 11/30/2023	0.50%	11/30/2023	12,418		11,953
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	9,973		8,522
Prosus Nv 4.193 01/19/2032	4.19%	1/19/2032	455		385
U.S. Treasury Note/Bond 1.50 02/29/2024	1.50%	2/29/2024	8,902		8,626
Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	1,820		1,599
Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	3,102		2,923
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	455		394
British American Tobacco Plc 4.742 03/16/2032	4.74%	3/16/2032	2,482		2,237
Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	1,324		1,296
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,780		1,424
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	2,110		1,975
Dominion Energy 3.75 05/15/2027	3.75%	5/15/2027	745		714
U.S. Treasury Note/Bond 3.25 06/30/2027	3.25%	6/30/2027	4,203		4,064
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,960		1,792
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	9,029		8,277
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	1,034		979
Fannie Mae 2.537 06/01/2052	2.54%	6/1/2052	4,199		3,790
Freddie Mac 4.24 09/01/2052	4.24%	9/1/2052	18,303		17,816
Freddie Mac 3.339 07/01/2052	3.34%	7/1/2052	8,409		7,934
Jpmorgan Chase & Co. 5.717 09/14/2033	5.72%	9/14/2033	1,075		1,068
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2022

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	1,365		1,374
	The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	3,185		$3,301
	Enel Spa 7.1 10/14/2027	7.10%	10/14/2027	1,903		1,997
	Bank Of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	951		991
	Philip Morris International, Inc. 5.125 11/17/2027	5.13%	11/17/2027	538		545
	Ford Credit Auto Owner Trust 2022-D 5.27 05/17/2027	5.27%	5/17/2027	6,845		6,929
	Freddie Mac 4.669 01/01/2053	4.67%	1/1/2053	2,045		2,019
	Total Reinsurance Group of America Contract No. RGA00084					390,818
	Total Synthetic guaranteed invesment contracts (GICs)					1,864,213
	Total investments					43,237,340

*	Participant loans	4.25% to 8.00%			$0	811,238

	Other investment liabilities
	Payable in Brazil Real					(119)
	Payable in Canadian Dollar					(12)
	Payable in Japanese Yen					(6)
	Payable in Pound Sterling					(3,997)
	Payable in South African Rand					(61)
	Payable in South Korean Won					(542)
	Payable in U.S. Dollar					(82)
	Payable in Chinese R Yuan					(25,464)
	Payable in Euro					(3,343)
	Total Other investment liabilities					(33,626)
	Totals					$44,014,952
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 21, 2023

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.